PROSPECTUS SUPPLEMENT DATED DECEMBER 14, 2000
(TO PROSPECTUS DATED JUNE 21, 2000)

                                  $575,000,000
                RESIDENTIAL FUNDING MORTGAGE SECURITIES II, INC.
                                    DEPOSITOR
                            HOME LOAN TRUST 2000-HI5
                                     ISSUER
                         RESIDENTIAL FUNDING CORPORATION
                                 MASTER SERVICER

                     HOME LOAN-BACKED NOTES SERIES 2000-HI5


OFFERED NOTES                 The trust will issue eight classes of notes backed by two pools of closed-end, primarily second lien fixed rate home loans with high combined loan-to-value ratios.

CREDIT ENHANCEMENT            Credit enhancement for the notes consists of:
                              o   excess interest and overcollateralization; and
                              o   a guaranty insurance policy issued by Ambac Assurance Corporation.


                                  [Ambac logo]


Bear, Stearns & Co. Inc., Salomon Smith Barney Inc. and Residential Funding Securities Corporation will offer the notes to the public at varying prices to be determined at the time of sale. The proceeds to the depositor from the sale of the underwritten notes will be approximately 99.69% of the principal amount of the notes, plus accrued interest on the notes before deducting expenses.

-------------------------------------------------------------------------------
YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE S-8 IN THIS PROSPECTUS SUPPLEMENT.
-------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED NOTES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

BEAR, STEARNS & CO. INC.
                 SALOMON SMITH BARNEY
                   RESIDENTIAL FUNDING SECURITIES CORPORATION

 IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS SUPPLEMENT AND
                           THE ACCOMPANYING PROSPECTUS

We provide information to you about the notes in two separate documents that provide progressively more detail:

o the prospectus, which provides general information, some of which may not apply to your series of notes; and

o this prospectus supplement, which describes the specific terms of your series of notes.

If the description of your notes in this prospectus supplement differs from the related description in the accompanying prospectus, you should rely on the information in this prospectus supplement.

The depositor's principal offices are located at 8400 Normandale Lake Boulevard, Suite 600, Minneapolis, Minnesota 55437 and its phone number is (952) 832-7000.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
Summary.........................................................................................................S-3
Risk Factors....................................................................................................S-8
Introduction...................................................................................................S-13
Description of the Home Loan Pool..............................................................................S-13
   General  ...................................................................................................S-13
   Payments on the Simple
     Interest Home Loans.......................................................................................S-14
   Balloon Home Loans..........................................................................................S-15
   Home Loan Pool Characteristics..............................................................................S-15
   High Cost Loans.............................................................................................S-31
   Underwriting Standards......................................................................................S-31
   Representations and Warranties..............................................................................S-32
   Additional Information .....................................................................................S-32
The Issuer.....................................................................................................S-33
The Owner Trustee .............................................................................................S-33
The Indenture Trustee..........................................................................................S-33
The Credit Enhancer............................................................................................S-33
Description of the Securities..................................................................................S-35
   General  ...................................................................................................S-35
   Book-Entry Notes............................................................................................S-35
   Glossary of Terms...........................................................................................S-37
   Payments ...................................................................................................S-40
   Interest Payments on the Notes..............................................................................S-40
   Principal Payments on the Notes.............................................................................S-41
   Allocation of Payments on the
     Home Loans................................................................................................S-41
   The Paying Agent............................................................................................S-42
   Maturity and Optional Redemption ...........................................................................S-42
Description of the Policy .....................................................................................S-43
Certain Yield and Prepayment
     Considerations ...........................................................................................S-43
Description of the Home Loan Purchase
     Agreement.................................................................................................S-52







                                                                                                               PAGE
                                                                                                               ----
Purchase of Home Loans.........................................................................................S-52
   Representations and Warranties .............................................................................S-52
Description of the Servicing Agreement ........................................................................S-53
   The Master Servicer.........................................................................................S-54
   The Initial Subservicer.....................................................................................S-54
   Delinquency and Loss Experience of the
         Master Servicer's Portfolio...........................................................................S-54
   Servicing and Other Compensation and
         Payment of Expenses...................................................................................S-55
   Principal and Interest Collections..........................................................................S-56
   Release of Lien; Refinancing of
     Senior Lien...............................................................................................S-56
   Collection and Liquidation Practices;
     Loss Mitigation...........................................................................................S-56
   Optional Repurchase of Defaulted
     Home Loans................................................................................................S-57
Description of the Trust Agreement and
     Indenture.................................................................................................S-57
   The Trust Fund .............................................................................................S-57
   Reports To Holders .........................................................................................S-57
   Certain Covenants ..........................................................................................S-58
   Modification of Indenture ..................................................................................S-59
   Certain Matters Regarding the
     Indenture Trustee and the Issuer..........................................................................S-59
Material Federal Income Tax
     Consequences..............................................................................................S-60
ERISA Considerations ..........................................................................................S-60
Legal Investment ..............................................................................................S-61
Method of Distribution ........................................................................................S-61
Experts........................................................................................................S-62
Legal Matters..................................................................................................S-63
Ratings........................................................................................................S-63
ANNEX I.........................................................................................................I-1


                                     SUMMARY

         The following summary is a very general overview of the offered notes and does not contain all of the information that you should consider in making your investment decision. To understand the terms of the notes, you should read carefully this entire document and the accompanying prospectus.


Issuer or Trust.............................Home Loan Trust 2000-HI5.

Title of the offered securities.............Home Loan-Backed Notes, Series 2000-HI5.

Depositor...................................Residential Funding Mortgage Securities II, Inc., an
                                            affiliate of Residential Funding Corporation.

Master servicer and Seller..................Residential Funding Corporation.

Owner trustee...............................Wilmington Trust Company.

Indenture trustee...........................The Chase Manhattan Bank.

Credit enhancer.............................Ambac Assurance Corporation.

Home loan pool..............................15,022 fixed rate home loans with an aggregate principal balance of approximately $575,000,104
                                            as of the close of business on the day prior
                                            to the cut-off date, secured primarily by
                                            second liens on one- to four-family
                                            residential properties.

Cut-off date................................December 1, 2000.

Closing date................................On or about December 21, 2000.

Payment dates...............................Beginning in January 2001 on the 25th of each month or, if the 25th is not a business day, the next business day.

Form of notes...............................Book-entry.
                                            See "Description of the Securities--Book-Entry Notes" in
                                            this prospectus supplement.

Minimum denominations.......................$25,000

Legal investment............................The notes will not be "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement
                                            Act of 1984.
                                            See "Legal Investment" in this prospectus supplement and
                                            "Legal Investment Matters" in the prospectus.


                                      NOTES


--------------------------------------------------------------------------------------------------------------------
                                                     INITIAL
                                    INITIAL           RATING
                 NOTE                NOTE            (MOODY'S/       FINAL SCHEDULED
CLASS            RATE               BALANCE            S&P)           PAYMENT DATE              DESIGNATIONS
--------------------------------------------------------------------------------------------------------------------

A-I-1           7.020%       $  116,305,000          Aaa/AAA           May 25, 2009              Senior/Fixed
                                                                                               Rate/Sequential
--------------------------------------------------------------------------------------------------------------------
A-I-2           6.755%       $   56,395,000          Aaa/AAA          August 25, 2011            Senior/Fixed
                                                                                               Rate/Sequential
--------------------------------------------------------------------------------------------------------------------
A-I-3           6.845%       $   81,213,000          Aaa/AAA          January 25, 2014           Senior/Fixed
                                                                                               Rate /Sequential
--------------------------------------------------------------------------------------------------------------------
A-I-4           6.940%       $   37,298,000          Aaa/AAA         December 25, 2014           Senior/Fixed
                                                                                               Rate/Sequential
--------------------------------------------------------------------------------------------------------------------
A-I-5           7.045%       $   58,603,000          Aaa/AAA         December 25, 2016           Senior/Fixed
                                                                                               Rate/Sequential
--------------------------------------------------------------------------------------------------------------------
A-I-6           7.240%       $   70,385,000          Aaa/AAA          April 25, 2020             Senior/Fixed
                                                                                               Rate/Sequential
--------------------------------------------------------------------------------------------------------------------
A-I-7           7.475%       $  129,801,000          Aaa/AAA         December 25, 2025           Senior/Fixed
                                                                                               Rate/Sequential
--------------------------------------------------------------------------------------------------------------------
Total Class A-I Notes:       $  550,000,000
--------------------------------------------------------------------------------------------------------------------
                                                                                                 Senior/Fixed
A-II            7.210%       $   25,000,000          Aaa/AAA         December 25, 2025         Rate/Pass-Through
--------------------------------------------------------------------------------------------------------------------
Total Class A-II Notes:      $   25,000,000
--------------------------------------------------------------------------------------------------------------------
Total Class A Notes:         $  575,000,000
====================================================================================================================
Total Notes                  $  575,000,000
--------------------------------------------------------------------------------------------------------------------


OTHER INFORMATION:

CLASS A-I-7 NOTES AND CLASS A-II NOTES:

The note rate on the Class A-I-7 Notes and Class A-II Notes will increase by 0.50% per annum on the first payment date after the first possible optional termination date.

THE TRUST

The depositor will establish Home Loan Trust 2000-HI5, a Delaware business trust, to issue the Home Loan Backed Notes, Series 2000- HI5. The assets of the trust will consist of the home loans and related assets.

THE HOME LOAN POOL

The home loans to be deposited in the trust consist of two groups, group I and group II, of which 99.95% and 100.00%, respectively, are secured by second mortgages or deeds of trust. The remainder of the home loans are secured by first mortgages or deeds of trust.

The group I loans have the following aggregate characteristics as of the cut-off date:

---------------------------------------------------------

                                                WEIGHTED
                                 RANGE          AVERAGE
                          ------------------   ----------
Principal balance         $1,441 to $100,000     $37,707
Loan rate                  8.250% to 18.750%    13.9591%
Original term to maturity
   (months)                        60 to 300         235
Remaining term to stated
   maturity (months)               53 to 300         233

Combined loan-to-value           13% to 126%     116.19%
   ratio
---------------------------------------------------------
Principal balance is an average.

The group II loans have the following aggregate characteristics as of the cut-off date:

-----------------------------------------------------------

                                                 WEIGHTED
                                  RANGE          AVERAGE
                          --------------------  ----------
Principal balance          $14,332 to $100,000     $57,340
Loan rate                    9.125% to 17.625%    13.4789%
Original term to
  maturity (months)                 120 to 300         251
Remaining term to
  stated maturity (months)           96 to 300         249
Combined loan-to-
  value ratio                      77% to 125%     113.66%
-----------------------------------------------------------
Principal balance is an average.

See "Description of the Home Loan Pool" in this prospectus supplement.

THE CERTIFICATES

The trust will also issue Home Loan-Backed Certificates, Series 2000-HI5, which are not offered by this prospectus supplement.

PAYMENTS ON THE NOTES

Amount available for monthly distribution. On each monthly payment date, the indenture trustee will make distributions to investors. The amounts available for distribution will include:

o collections of monthly payments of principal and interest on the home loans, including prepayments and other unscheduled collections, plus

o amounts from any draws on the policy and any payments under the limited reimbursement agreement, minus

o      fees and expenses of the trust.

See "Description of the Servicing Agreement--Principal and Interest Collections" in this prospectus supplement.

Payments. Payments to noteholders will be made from amounts available for distribution as follows:

o      Distribution of interest to the notes

o      Distribution of principal to the notes

o      Distribution of principal to the notes to cover specified losses

o Payment to the credit enhancer of its premium for the policy and any payments in connection with the limited reimbursement agreement

o Reimbursement to the credit enhancer for specified prior draws made on the policy

o Other than on the first payment date, distribution of additional principal to the notes if the level of overcollateralization is below what is required

o      Payment to the credit enhancer for any other amounts owed

o      Distribution of any remaining funds to the certificates



Each of the Class A-I Notes and Class A-II Notes represents rights to receive principal primarily from its respective loan group. Principal payments on the notes will be as described under "Description of the Securities--Principal Payments on the Notes" in this prospectus supplement.

In addition, payments on the notes will be made on each payment date from draws on the guaranty insurance policy, if necessary. Draws will cover shortfalls in amounts available to pay interest on the notes at the applicable note rate, any losses allocated to the notes and amounts due on the notes on the payment date in December, 2025.

CREDIT ENHANCEMENT

The credit enhancement for the benefit of the notes consists of:

EXCESS INTEREST. Because the mortgagors are expected to pay more interest on the home loans than is necessary to pay the interest on the notes, along with fees and expenses of the trust each month, there may be excess interest. This excess interest may be used to protect the notes against most types of losses by making an additional payment of principal up to the amount of the losses.

OVERCOLLATERALIZATION. Excess interest that is not needed to cover losses in the current period will be used to make additional principal payments on the notes, except on the first payment date, until the aggregate principal balance of the home loans exceeds the aggregate principal amount of notes by a specified amount, as described in this prospectus supplement. This excess will represent overcollateralization, which may absorb some losses on the home loans, if they are not covered by excess interest. If the level of overcollateralization falls below what is required, the excess interest described above will be paid to the notes as additional principal in order to maintain the required level of overcollateralization.

POLICY. On the closing date, the credit enhancer will issue the guaranty insurance policy in favor of the indenture trustee. The policy will unconditionally and irrevocably guarantee interest on the notes at the applicable note rate, will cover all losses allocated to the notes not covered by excess interest or overcollateralization and will guarantee amounts due on the notes on the payment date in December, 2025. Some payments that are covered by the policy may be paid directly to the indenture trustee from a limited reimbursement agreement in favor of the credit enhancer, instead of by a draw under the policy.

OPTIONAL TERMINATION

On any payment date on which the aggregate principal balance of the home loans, after applying payments received in the related collection period, is less than 10% of the aggregate principal balance of the home loans as of the cut-off date, the master servicer will have the option to purchase some or all of the remaining home loans.

Under an optional purchase of the home loans, a dollar amount of the notes equal to the amount of home loans purchased will be paid in full with accrued interest.

RATINGS

When issued, the notes will receive ratings not lower than those listed on page S-4 of this prospectus supplement. A security rating is not a recommendation to buy, sell or hold a security and the assigning rating agency may change or withdraw the rating at any time. The ratings also do not address the rate of principal prepayments on the home loans. The rate of prepayments, if different than originally anticipated, could adversely affect the yield realized by holders of the notes.

LEGAL INVESTMENT

The notes will not be "mortgage related securities" for purposes of SMMEA. You should consult your legal advisors in determining whether and to what extent the notes constitute legal investments for you.

ERISA CONSIDERATIONS

The notes may be eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts. ERISA plans should consult with their legal advisors before investing in the notes.

See "ERISA Considerations" in this prospectus supplement and the prospectus.

TAX STATUS

For federal income tax purposes, the notes will be treated as indebtedness. The trust will not be subject to tax.

See "Material Federal Income Tax Consequences" in this prospectus supplement and the prospectus.

                                  RISK FACTORS

         The notes are not suitable investments for all investors. In particular, you should not purchase the notes unless you understand the prepayment, credit, liquidity and market risks associated with the notes.

         The notes are complex securities. You should possess, either alone or together with an investment advisor, the expertise necessary to evaluate the information contained in this prospectus supplement and the accompanying prospectus in the context of your financial situation and tolerance for risk.

         You should carefully consider, among other things, the following factors in connection with the purchase of the notes:

RISKS ASSOCIATED WITH THE HOME LOANS

The return on your      Approximately 99.95% of the group I loans and all of the
notes may be reduced    group II loans  are secured by second liens, rather than
by losses on the home   first liens. In the case of second  liens, proceeds from
loans, which are more   liquidation of the mortgaged property will be  available
likely because they     to satisfy the home loans only if the claims of any
are primarily secured   mortgages have been satisfied in full. When it is
by second liens.        uneconomical to senior foreclose on a mortgaged property
                        or engage in other loss mitigation procedures, the master servicer may write off the entire outstanding balance of the home loan as a bad debt. These are risks particularly applicable to home loans secured by second liens that have high combined loan-to-value ratios or have small balances relative to the total indebtedness of the borrower because it is more likely that the master servicer would determine foreclosure to be uneconomical for those types of home loans than for first lien mortgage loans with low loan-to-value ratios.
                        As of the cut-off date, the weighted average combined loan-to-value ratio of the group I loans and group II loans is 116.19% and 113.66%, respectively, and approximately 93.56% and 92.35% of the group I loans and group II loans, respectively, will have combined loan-to-value ratios in excess of 100.00%.

Delays in payment on    The master servicer is not obligated to advance
because the master      scheduled your notes may result   monthly  payments of
servicer is not         principal and interest on home loans that are delinquent
required to advance.    or  in default. As a result, noteholders will not
                        receive a regular stream of payments from home loans that become delinquent or go into default. The rate of delinquency and default of second mortgage loans may be greater than that of mortgage loans secured by first liens on comparable properties.

The return on your      Mortgage loans similar to those included in the home
notes may be reduced    loan pool have been originated for a limited period of
in an economic          time. During this time, economic conditions nationally
downturn.               and in most regions of the country have been generally
                        favorable. However, a deterioration in economic conditions could adversely affect the ability and willingness of mortgagors to repay their loans. No prediction can be made as to the effect of an economic downturn on the rate of delinquencies and losses on the home loans.



Origination disclosure 57.3% and 30.0% of the group I loans and group II loans practices for the home respectively, are subject to special rule-s, disclosure
loans could create      requirements and other regulatory provisions because
liabilities that may    they are high cost loans. Purchasers or assignees of
affect your notes.      these high cost loans, including the trust, could be
                        exposed to all claims and defenses that the mortgagors could assert against the originators of the home loans
                        Remedies available to a mortgagor include monetary penalties, as well as rescission rights if the appropriate disclosures were not given as required or if other violations occurred. See "Description of the Home
                        Loan Pool--High Cost Loans" in this prospectus supplement and "Certain Legal Aspects of the Trust
                        Assets and Related Matters" in the prospectus.

The underwriting        The underwriting standards under which the home loans
standards for the       were underwritten are analogous to credit lending,
home loans are more     rather than mortgage lending, since underwriting
sensitive to risks      decisions were based primarily on the borrower's credit
relating to borrower    history and capacity to repay rather than on the value
credit-worthiness and   of the collateral. The underwriting standards allow
less sensitive to risks loans to be approved with combined loan-to-value ratios relating to collateral of up to 125%. See "Description of the Home Loan
value compared to       Pool--Underwriting Standards" in this prospectus
first lien loans.       supplement. Because of the relatively high combined
                        loan-to-value ratios of the home loans and the fact that the home loans are primarily secured by second liens, losses on the home loans will likely be higher than on first lien mortgage loans.

The return on your      The concentration of the related mortgaged properties in
notes may be            one or more geographic regions may increase the risk of
particularly sensitive  loss to the notes. Approximately 9.2% and 27.3% of the
to changes in real      cut-off date principal balance of the group I loans and
estate markets in       group II loans, respectively, are located in California.
specific regions.       If the regional economy or housing market weakens in
                        California, or in any other region having a significant concentration of the properties underlying the home loans, the home loans related to properties in that region may experience increased rates of delinquency, which may result in losses on the home loans. A region's economic condition and housing market may be adversely affected by a variety of events, including natural disasters such as earthquakes, hurricanes, floods and eruptions, and civil disturbances such as riots.

Debt incurred by the    With respect to home loans which were used for debt
borrowers in addition   consolidation, there can be no assurance that the
to the home loans       borrower will not incur further debt in addition to the
could increase your     home loan. This additional debt could impair the ability
risk.                   of borrowers to service their debts, which in turn could
                        result in higher rates of delinquency and loss on the home loans.

SERVICING PRACTICES

Loss mitigation         The master servicer may use a wide variety of practices
practices or the        to limit losses on defaulted home loans, including
release of a lien may   writing off part of the debt, reducing future payments,
increase your risk.     and deferring the collection of past due payments. The
                        servicing agreement also permits the master servicer to release the lien on a limited number of mortgaged properties in order to reduce the amount of a potential loss. See "Description of the Servicing Agreement -
                        Release of Lien; Refinancing of Senior Lien" and "-
                        Collection and Liquidation Practices; Loss Mitigation" in this prospectus supplement.

LIMITED OBLIGATIONS

Payments on the         Credit enhancement for the notes includes excess
home loans, together    interest, overcollateralization and the guaranty
with the guaranty       insurance policy. None of the depositor, the master
insurance policy, are   their affiliates will have any obligation to replace
the sole source of      servicer or any of this credit enhancement, or to take
payments on your        any other action to maintain any rating of the notes.
notes.                  If any losses are incurred on the home loans that are
                        not covered by this credit enhancement, the holders of the notes will bear the risk of these losses.

LIQUIDITY RISKS

You may have to hold    A secondary market for your notes may not develop. Even
your notes to maturity if a secondary market does develop, it may not continue, if their marketability or it may be illiquid. Illiquidity means you may not be
is limited.             able to find a buyer to buy your securities readily or
                        at prices that will enable you to realize a desired yield.

SPECIAL YIELD AND PREPAYMENT CONSIDERATIONS

The yield to maturity   The yield to maturity of your notes will depend on a
on your notes will      variety of factors, including:
vary depending on the
rate of prepayments.
                                         S-10

                        o the rate and timing of principal payments on the related home loans, including prepayments, defaults and liquidations, and repurchases due to breaches of representations or warranties;

                        o    the note rate on your note; and

                        o    the purchase price you paid for your note.

                        The rates of prepayments and defaults are two of the most important and least predictable of these factors.

                        In general, if you purchase a note at a price higher than its outstanding principal amount and principal payments occur faster than you assumed at the time of purchase, your yield will be lower than anticipated. Conversely, if you purchase a note at a price lower than its outstanding principal amount and principal payments occur more slowly than you assumed at the time of purchase, your yield will be lower than anticipated.

                        The Class A-I Notes will receive principal payments primarily from the group I loans. The Class A-II Notes will receive principal payments primarily from the group II loans. Therefore, the yields on the Class A-I Notes and Class A-II Notes will be sensitive to the rate and timing of principal payments primarily from the home loans in their respective loan groups.

The rate of             Since mortgagors can generally prepay their home loans
prepayments on the      at any time, the rate and timing of principal payments
home loans will vary    on the notes are highly uncertain. Generally, when
depending on future     market interest rates increase, mortgagors are less
market conditions and   likely to prepay their home loans. This could result in
other factors.          a slower return of principal to you at a time when you
                        might have been able to reinvest those funds at a higher rate of interest than the note rate. On the other hand, when market interest rates decrease, borrowers are generally more likely to prepay their home loans. This could result in a faster return of principal to you at a time when you might not be able to reinvest those funds at an interest rate as high as the note rate of your notes.

                        Refinancing programs, which may involve soliciting all or some of the mortgagors to refinance their home loans, may increase the rate of prepayments on the home loans. These programs may be conducted by the master servicer or any of its affiliates, the subservicers or an unaffiliated third party.

                        53.1% and 55.4% of the group I loans and group II loans, respectively, provide for payment of a prepayment charge during a specific period. Prepayment charges may reduce the rate of prepayment on the home loans until the end of the related prepayment charge period. See "Description of the Home Loan Pool--Home Loan Pool Characteristics" in this prospectus supplement and "Yield and Prepayment Considerations" in the prospectus.

                                  INTRODUCTION

         The trust will be formed under an amended and restated trust agreement, to be dated as of the closing date, between the depositor and the owner trustee. The issuer will issue $575,000,000 aggregate principal amount of Home Loan-Backed Notes, Series 2000-HI5. These notes will be issued under an indenture, to be dated as of the closing date, between the issuer and the indenture trustee. Under the trust agreement, the issuer will issue one class of Home Loan-Backed Certificates, Series 2000-HI5. The notes and the certificates are collectively referred to in this prospectus supplement as the securities. Only the notes are offered by this prospectus supplement.

         You can find definitions for capitalized terms used in this prospectus supplement under the caption "Glossary" beginning on page 126 in the prospectus or on page S-37 under the caption "Description of the Securities--Glossary of Terms" in this prospectus supplement.

                        DESCRIPTION OF THE HOME LOAN POOL

GENERAL

         On the closing date, the depositor will transfer to the issuer a pool of home loans secured primarily by second liens on one- to four-family residential properties. The home loan pool will consist of home loans with an aggregate unpaid principal balance of approximately $575,000,104 as of the close of business on the business day prior to the cut-off date.

         The home loan pool will be divided into two groups, the Group I Loans and the Group II Loans. The Group I Loans will consist of home loans which had principal balances at origination which, when added together with the principal balance of the related first lien, if any, are less than or equal to the conforming balance. The conforming balance for home loans secured by a single family property is $252,700 for all home loans other than those originated in Alaska, Hawaii, Guam and the U.S. Virgin Islands, for which it is $379,050. The conforming balance is higher for home loans secured by two- to four-family properties.

         99.95% and 100.00% of the group I loans and group II loans, respectively, are secured by second liens on fee simple or leasehold interests in one- to four-family residential properties and the remainder are secured by first liens. The home loans will consist of conventional, closed-end, fixed-rate, fully-amortizing and balloon payment home loans with terms to maturity of approximately five, ten, fifteen, twenty or twenty-five years from the date of origination or modification. The proceeds of the home loans generally were used by the related borrowers for:

         o       debt consolidation,

         o       home improvement,

         o       the partial refinancing of the related mortgaged property,

         o       provision of a limited amount of cash to the borrower, or

         o       a combination of any of the above.

The mortgagor for each home loan represented at the time of origination that the related mortgaged property would be owner-occupied as a primary home. As to home loans which have been modified, references in this prospectus supplement to the date of origination shall be deemed to be the date of the most recent modification. All percentages of the home loans described in this prospectus supplement are approximate percentages determined by cut-off date balance, unless otherwise indicated.

         The home loans were acquired by Residential Funding Corporation, as seller, under its home equity 125 loan program from unaffiliated sellers as described in this prospectus supplement and in the prospectus, except in the case of 5.3% of the home loans which were purchased by the seller through its affiliate HomeComings Financial Network, Inc. No unaffiliated seller sold more than 17.4% of the home loans to Residential Funding Corporation. The home loans will be subserviced by GMAC Mortgage Corporation, an affiliate of the depositor and of the master servicer. See "Description of the Servicing Agreement--The Initial Subservicers" in this prospectus supplement.

         The home loans were underwritten as described under "--Underwriting Standards."

         The seller will make representations and warranties regarding the home loans sold by it as of the date of issuance of the notes. Further, the seller will be required to repurchase or substitute for any home loan sold by it as to which a breach of its representations and warranties relating to that home loan occurs if the breach materially adversely affects the interests of the securityholders or the credit enhancer in the home loan. See "Description of the Home Loan Purchase Agreement" in this prospectus supplement and "Trust Asset Program--Qualifications of Sellers" and "Description of the Securities--Review of Trust Assets" and "--Representations Relating to Loans" in the prospectus.

         As to any date, the pool balance will be equal to the aggregate of the principal balances of all home loans owned by the trust as of that date. The principal balance of a home loan, other than a liquidated home loan, on any day is equal to its principal balance as of the cut-off date, minus all collections credited against the principal balance of the home loan in accordance with the related mortgage note prior to that day. The principal balance of a liquidated home loan after final recovery of substantially all of the related liquidation proceeds which the master servicer reasonably expects to receive will be zero.

PAYMENTS ON THE SIMPLE INTEREST HOME LOANS

         3.7% and 1.7% of Group I Loans and Group II Loans, respectively, provide for simple interest payments and are referred to as the simple interest home loans. These home loans require that each monthly payment consist of an installment of interest which is calculated according to the simple interest method. This method calculates interest using the basis of the outstanding principal balance of the home loan multiplied by the loan rate and further multiplied by a fraction, the numerator of which is the number of days in the period elapsed since the preceding payment of interest was made and the denominator of which is the number of days in the annual period for which interest accrues on the home loan. As payments are received on the home loans, the amount received is applied first to interest accrued to the date of payment and the balance is applied to reduce the unpaid principal balance.

         Accordingly, if a mortgagor pays a fixed monthly installment before its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be less than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater. However, the next succeeding payment will result in a greater portion of the payment allocated to interest if that payment is made on its scheduled due date. Alternatively, if a mortgagor pays a fixed monthly installment after its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be greater than it would have been had the payment been made as scheduled, and the remaining portion, if any, of the payment applied to reduce the unpaid principal balance will be correspondingly less. If each scheduled payment is made on or prior to its scheduled due date, the principal balance of the home loan will amortize in the manner described in the beginning of this paragraph. However, if the mortgagor consistently makes scheduled payments after the scheduled due date the home loan will amortize more slowly than scheduled. Any remaining unpaid principal is payable on the final maturity date of the home loan.

         96.3% and 98.3% of the Group I Loans and Group II Loans, respectively, are actuarial home loans, on which 30 days of interest is owed each month irrespective of the day on which the payment is received.

BALLOON HOME LOANS

         0.3% and 2.5% of the Group I Loans and Group II Loans, respectively, are balloon home loans, which require monthly payments of principal based on a 30-year amortization schedule and have scheduled maturity dates of approximately fifteen years from the due date of the first monthly payment, in each case leaving a balloon payment due and payable on the respective scheduled maturity date. The existence of a balloon payment in most cases requires the related mortgagor to refinance the mortgage loan or sell the mortgaged property on or prior to the scheduled maturity date. The ability of a mortgagor to meet either of these requirements will be affected by several factors, including the level of available mortgage rates at the time of sale or refinancing, the mortgagor's equity in the related mortgaged property, the financial condition of the mortgagor, tax laws, prevailing general economic conditions and the terms of any related first lien mortgage loan. None of the depositor, the master servicer, the indenture trustee or the owner trustee is obligated to refinance any balloon home loan. The policy issued by the credit enhancer will provide coverage on any losses allocable to the notes incurred upon liquidation of a balloon loan arising out of or in connection with the failure of a mortgagor to make its balloon payment.

         In addition, during a temporary period the monthly payments received on some of the home loans were applied in a manner that reduced the rate of principal amortization. As a result, 1.4% and 0.4% of the Group I Loans and Group II Loans, respectively, may have an unpaid principal amount on their scheduled maturity dates, assuming no prepayments, of greater than 1 time and not more than 4 times the related monthly payment. It is not clear whether the related mortgagor will be legally obligated to pay the unpaid principal amount. The payment of the amount at maturity for these home loans will be subject to the same considerations as those for balloon home loans as described in the preceding paragraph.

HOME LOAN POOL CHARACTERISTICS

         The Group I Loans have the following characteristics:

         o The Group I Loans will bear interest at the loan rate stated in the related mortgage note which will be at least 8.25% per annum but no more than 18.75% per annum, with a weighted average loan rate of approximately 13.9591% per annum as of the cut-off date.

         o None of the Group I Loans were originated prior to August 1997 or will have a maturity date later than December 2025.

         o No Group I Loan will have a remaining term to stated maturity as of the cut-off date of less than 53 months.

         o The weighted average original term to maturity of the Group I Loans as of the cut-off date will be approximately 235 months.

         o The weighted average remaining term to stated maturity of the Group I Loans as of the cut-off date will be approximately 233 months.

         o 0.2% of the Group I Loans will have original terms to maturity of approximately five years, with a weighted average remaining term to stated maturity as of the cut-off date of approximately 58 months.

         o 3.3% of the Group I Loans will have original terms to maturity of approximately ten years, with a weighted average remaining term to stated maturity as of the cut-off date of approximately 117 months.

         o 40.6% of the Group I Loans will have original terms to maturity of approximately fifteen years, with a weighted average remaining term to stated maturity as of the cut-off date of approximately 178 months.

         o 15.1% of the Group I Loans will have original terms to maturity of approximately twenty years, with a weighted average remaining term to stated maturity as of the cut-off date of approximately 238 months.

         o 40.5% of the Group I Loans will have original terms to maturity of approximately twenty-five years, with a weighted average remaining term to stated maturity as of the cut-off date of approximately 298 months.

         o The Group I Loans have principal and interest payable monthly on the due date specified in each mortgage note.

         o 93.6% of the Group I Loans will be secured by mortgages or deeds of trust on property in which the borrower has little or no equity because the related combined LTV ratio at the time of origination exceeds 100%.

         o 0.3% of the Group I Loans are balloon loans, which have original terms to maturity of approximately 15 years based on a 30 year amortization schedule, with a weighted average remaining term to stated maturity as of the cut-off date of approximately 178 months.

         Below is a description of some additional characteristics of the Group I Loans which are given as of the cut-off date unless otherwise indicated. All percentages of the Group I Loans are approximate percentages unless otherwise indicated by the cut-off date balance. A percentage of 0.00% represents less than 0.01% of the cut-off date balance. Unless otherwise specified, all principal balances of the Group I Loans are as of the cut-off date and are rounded to the nearest dollar.


        CREDIT SCORES AS OF THE DATE OF ORIGINATION OF THE GROUP I LOANS



                                                                                                       PERCENTAGE OF
                                                                                                       GROUP I LOANS
    RANGE OF CREDIT SCORES AS OF THE DATE OF              Number of             Cut-off Date             BY CUT-OFF
     ORIGINATION OF THE GROUP I HOME LOANS                Home Loans               Balance              DATE BALANCE
-------------------------------------------------         ----------           --------------        ----------------
620     to    639  ..............................                 2             $     44,465               0.01%

640     to    659  ..............................             1,271               37,429,686               6.81

660     to    679  ..............................             3,556              126,077,037              22.92

680     to    699  ..............................             3,722              142,226,773              25.86

700     to    719  ..............................             3,219              133,746,417              24.32

720     to    739  ..............................             1,691               67,513,179              12.28

740     to    759  ..............................               805               30,933,313               5.62

760     to    779  ..............................               254                9,615,145               1.75

780     to    799  ..............................                63                2,335,772               0.42

Greater than or equal to 800 ....................                 3                   78,213               0.01

                                                           --------            -------------            -----------
      Total  ....................................            14,586             $550,000,001             100.00%
                                                           ========            =============            ===========


                        LOAN RATES OF THE GROUP I LOANS

                                                                                                            PERCENTAGE OF
                                                                                                            GROUP I LOANS
                                                             NUMBER OF HOME                                  BY CUT-OFF
RANGE OF LOAN RATES(%)                                           LOANS            CUT-OFF DATE BALANCE       DATE BALANCE
----------------------------------------------------------   --------------       --------------------     --------------
8.001 to 8.500 ...................................                  1                 $     29,443             0.01%
9.001 to 9.500 ...................................                  3                       69,510             0.01
9.501 to 10.000 ..................................                  5                      102,570             0.02
10.001 to 10.500 .................................                 14                      335,434             0.06
10.501 to 11.000 .................................                 20                      551,958             0.10
11.001 to 11.500 .................................                 54                    1,715,125             0.31
11.501 to 12.000 .................................                466                   18,658,045             3.39
12.001 to 12.500 .................................                694                   28,593,383             5.20
12.501 to 13.000 .................................              2,868                  114,754,982            20.86
13.001 to 13.500 .................................              1,766                   72,650,238            13.21
13.501 to 14.000 .................................              2,932                  113,850,982            20.70
14.001 to 14.500 .................................              1,490                   55,872,502            10.16
14.501 to 15.000 .................................              1,931                   69,391,964            12.62
15.001 to 15.500 .................................                588                   20,375,605             3.70
15.501 to 16.000 .................................                285                    9,410,214             1.71
16.001 to 16.500 .................................                178                    5,653,993             1.03
16.501 to 17.000 .................................                753                   22,164,787             4.03
17.001 to 17.500 .................................                271                    7,931,586             1.44
17.501 to 18.000 .................................                242                    7,094,257             1.29
18.001 to 18.500 .................................                 23                      732,434             0.13
18.501 to 19.000 .................................                  2                       60,988             0.01
                                                              ---------               ------------           ------
  Total ..........................................             14,586                 $550,000,001           100.00%
                                                              =========               ============           ======


         The weighted average loan rate of the Group I Loans will be approximately 13.9591% per annum.

                 ORIGINAL GROUP I LOAN STATED PRINCIPAL BALANCE

                                                                     PERCENTAGE OF
                                     NUMBER OF                      GROUP I LOANS BY
RANGE OF ORIGINAL STATED                HOME       CUT-OFF DATE       CUT-OFF DATE       MINIMUM           MAXIMUM
PRINCIPAL BALANCES                     LOANS          BALANCE           BALANCE          BALANCE           BALANCE
----------------------------------  ----------  ---------------     -----------------  ------------     ---------------
$0.01        to    $25,000.00......    2,754    $    58,556,741        10.65%          $   1,441.29      $   25,000.00
$25,000.01   to    $50,000.00......    9,602        353,152,446        64.21              25,004.85          50,000.00
$50,000.01   to    $75,000.00......    2,210        136,520,731        24.82              50,012.11          75,000.00
$75,000.01   to    $100,000.00.....       20          1,770,082         0.32              77,900.00         100,000.00
                                       -----        ------------      -------          ------------      -------------
  Total............................   14,586    $   550,000,001       100.00%          $   1,441.29      $  100,000.00
                                    =========   ===============       ======           ============       ============


       The average cut-off date balance of the Group I Loans will be approximately $37,707.

                ORIGINAL COMBINED LTV RATIOS OF THE GROUP I LOANS


                                                                                   PERCENTAGE OF
                                                                                 GROUP I LOANS BY
                                             NUMBER OF    CUT-OFF DATE BALANCE     CUT-OFF DATE
RANGE OF COMBINED LTV RATIOS(%)             HOME LOANS                                BALANCE
-----------------------------------------   -----------   ---------------------  -------------------
  10.01  to   20.00 .....................           1            $ 26,486                0.00%
  20.01  to   30.00 .....................           4              99,448                0.02
  30.01  to   40.00 .....................           3              79,827                0.01
  40.01  to   50.00 .....................           4             120,501                0.02
  50.01  to   60.00 .....................           8             212,272                0.04
  60.01  to   70.00 .....................          16             489,385                0.09
  70.01  to   75.00 .....................          15             486,349                0.09
  75.01  to   80.00 .....................          75           2,173,544                0.40
  80.01  to   85.00 .....................          61           1,943,461                0.35
  85.01  to   90.00 .....................         121           3,635,099                0.66
  90.01  to   95.00 .....................         288           8,973,775                1.63
  95.01 to   100.00 .....................         553          17,177,152                3.12
 100.01 to   105.00 .....................         883          29,839,274                5.43
 105.01 to   110.00 .....................       1,666          58,819,639               10.69
 110.01 to   115.00 .....................       2,318          85,814,661               15.60
 115.01 to   120.00 .....................       2,822         109,394,295               19.89
 120.01 to   125.00 .....................       5,743         230,420,909               41.89
 125.01 to   130.00 .....................           5             293,926                0.05
                                               ------        ------------               ----
        Total............................      14,586        $550,000,001              100.00%
                                               ======        ===============           ======


     The weighted average combined LTV ratio, or LTV ratio in the case of the Group I Loans secured by first liens on the related mortgaged properties, at origination of the Group I Loans will be approximately 116.19%.

                       JUNIOR RATIOS OF THE GROUP I LOANS

                                                                                      PERCENTAGE OF GROUP I
                                                                                      LOANS BY CUT-OFF DATE
RANGE OF JUNIOR RATIOS(%)         NUMBER OF HOME LOANS      CUT-OFF DATE BALANCE             BALANCE
--------------------------------------------------------- -------------------------- ------------------------
5.01  to     10.00..............            52             $      746,762                 0.14%
10.01  to    15.00..............           520                 11,348,922                 2.06
15.01  to    20.00..............         1,773                 48,884,497                 8.89
20.01  to    25.00..............         3,256                106,668,072                19.40
25.01  to    30.00..............         3,194                118,960,027                21.64
30.01  to    40.00..............         3,997                172,774,736                31.43
40.01  to    50.00..............         1,350                 67,039,699                12.20
50.01  to    60.00..............           308                 16,290,932                 2.96
60.01  to    70.00..............           101                  5,595,213                 1.02
70.01  to    80.00..............            16                    847,479                 0.15
80.01  to    90.00..............            10                    475,128                 0.09
90.01  to   100.00..............             2                     67,268                 0.01
                                 -------------               -------------             -------
     Total......................        14,579             $  549,698,735               100.00%
                                  ============             ===============            =========



     The preceding table excludes Group I Loans secured by first liens. A junior ratio is the ratio of the original amount of a Group I Loan secured by a second lien to the sum of (1) the original amount of the Group I Loan and (2) the unpaid principal balance of any senior lien balance at the time of the origination of the Group I Loans.

     The weighted average junior ratio of the Group I Loans by original loan balance will be approximately 30.87%.

             REMAINING TERM TO STATED MATURITY OF THE GROUP I LOANS

                                                                                                  PERCENTAGE OF GROUP I
                                                         NUMBER OF HOME                           LOANS BY CUT-OFF DATE
RANGE OF MONTHS REMAINING TO STATED MATURITY                 LOANS         CUT-OFF DATE BALANCE            BALANCE
---------------------------------------------            -------------     --------------------   ---------------------
1 to 96.................................................       60         $      1,544,973                  0.28%
97 to 108...............................................       12                  302,265                  0.05
109 to 120..............................................      581               17,556,315                  3.19
121 to 144..............................................       11                  402,963                  0.07
145 to 156..............................................       12                  368,518                  0.07
157 to 168..............................................       68                1,893,034                  0.34
169 to 180..............................................    6,385              222,250,531                 40.41
181 to 288..............................................    2,157               86,353,652                 15.70
289 to 300..............................................    5,300              219,327,748                 39.88
                                                           ------         ----------------             ---------
     Total..............................................   14,586         $    550,000,001                100.00%
                                                           ======         ================             =========


     The weighted average remaining term to stated maturity of the Group I Loans will be approximately 233 months.

                    YEAR OF ORIGINATION OF THE GROUP I LOANS

                                                                                                 PERCENTAGE OF GROUP I
                                                      NUMBER OF HOME     CUT-OFF DATE BALANCE    LOANS BY CUT-OFF DATE
               YEAR OF ORIGINATION                         LOANS                                        BALANCE
--------------------------------------------------- -----------------  ----------------------  -------------------------
1997......................................                    3       $        67,980                   0.01%
1998......................................                   24               778,873                   0.14
1999......................................                  192             5,938,402                   1.08
2000......................................               14,367           543,214,745                  98.77
                                                      -------------   ----------------                --------
     Total................................               14,586       $   550,000,001                 100.00%
                                                      =============   ================                ========

      GEOGRAPHIC DISTRIBUTION OF MORTGAGED PROPERTIES OF THE GROUP I LOANS

                                                                 PERCENTAGE OF GROUP I
                      NUMBER OF HOME     CUT-OFF DATE BALANCE    LOANS BY CUT-OFF-DATE
STATE                      LOANS                                        BALANCE
------------------- ----------------    ----------------------   -----------------------
California........          1,213       $    50,645,477                  9.21%
Florida...........          1,027            38,237,027                  6.95
Maryland..........            804            31,029,755                  5.64
Pennsylvania......            749            26,898,691                  4.89
Virginia..........            663            25,388,397                  4.62
Ohio..............            658            24,336,336                  4.42
Indiana...........            596            21,384,077                  3.89
Georgia...........            536            20,269,412                  3.69
Illinois..........            531            19,939,747                  3.63
Arizona...........            480            18,515,624                  3.37
Alabama...........            486            17,474,617                  3.18
Michigan..........            406            14,955,127                  2.72
New York..........            402            14,774,224                  2.69
Missouri..........            400            13,879,375                  2.52
Washington........            323            13,028,651                  2.37
Wisconsin.........            323            11,988,290                  2.18
Colorado..........            289            11,918,680                  2.17
Kansas............            324            11,405,371                  2.07
Other.............          4,376           163,931,124                 29.81
                        ---------       ---------------             ---------
    Total.........         14,586       $   550,000,001                100.00%
                        =========       ===============             =========


     The reference to "Other" in the preceding table includes states and the District of Columbia that contain mortgaged properties for less than 2% of the Group I Loans.

                  MORTGAGED PROPERTY TYPES OF THE GROUP I LOANS

                                                                                                 PERCENTAGE OF GROUP I
                                                      NUMBER OF HOME     CUT-OFF DATE BALANCE    LOANS BY CUT-OFF DATE
PROPERTY TYPE                                              LOANS                                        BALANCE
--------------------------------------------------- -----------------    --------------------   ----------------------
Single Family Residence...........................         13,298          $   501,975,727             91.27%
PUD Detached......................................            476               20,469,827              3.72
Condominium.......................................            480               14,694,449              2.67
PUD Attached......................................            152                6,064,710              1.10
Townhouse/Rowhouse Attached.......................             93                3,450,395              0.63
Multifamily (2-4 Units)...........................             63                2,399,554              0.44
Townhouse/Rowhouse Detached.......................             20                  816,711              0.15
Modular...........................................              3                   89,902              0.02
Manufactured Home.................................              1                   38,725              0.01
                                                         ---------          --------------             -----
    Total.........................................         14,586          $   550,000,001            100.00%
                                                         =========          ==============            =======


                                           LOAN PURPOSE OF THE GROUP I LOANS

                                                                                                PERCENTAGE OF GROUP I
                                                      NUMBER OF HOME    CUT-OFF DATE BALANCE    LOANS BY CUT-OFF DATE
PURPOSE                                                    LOANS                                        BALANCE
--------------------------------------------------- -----------------  --------------------   -----------------------
Debt Consolidation ....................                 12,604           $481,614,000               87.57%
Cash ..................................                  1,556             51,980,944                9.45
Home Improvement/Debt Consolidation ...                    232              9,240,130                1.68
Rate/Term Refinance ...................                     37              1,379,290                0.25
Home Improvement ......................                     19                720,671                0.13
Purchase Money ........................                     10                296,234                0.05
Convenience ...........................                      8                267,182                0.05
Education .............................                      2                 49,484                0.01
Other .................................                    118              4,452,065                0.81
                                                  ------------           ------------              ------
     Total ............................                 14,586           $550,000,001              100.00%
                                                  ============           ============              ======


                       LIEN PRIORITY OF THE GROUP I LOANS

                                                                                PERCENTAGE OF GROUP I
                                     NUMBER OF HOME     CUT-OFF DATE BALANCE    LOANS BY CUT-OFF DATE
LIEN PRIORITY                             LOANS                                        BALANCE
---------------------------------- -----------------   ----------------------   ----------------------
First Lien.......................             7           $       301,266               0.05%
Second Lien......................        14,579               549,698,735              99.95
                                       ----------        ------------------          ---------
     Total.......................        14,586           $   550,000,001             100.00%
                                       ==========        ==================          ==========

                         DEBT-TO-INCOME RATIOS AS OF DATE OF ORIGINATION OF THE GROUP I LOANS

                                                                                                 PERCENTAGE OF GROUP I
RANGE OF DEBT-TO-INCOME RATIOS AS OF DATE OF          NUMBER OF HOME      CUT-OFF DATE BALANCE   LOANS BY CUT-OFF DATE
ORIGINATION OF THE GROUP I LOANS(%)                        LOANS                                        BALANCE
-------------------------------------------------     --------------     ---------------------   ----------------------
0 to 5.00 ........................................             1           $     29,566                  0.01%
10.01 to 15.00 ...................................             5                181,084                  0.03
15.01 to 20.00 ...................................            74              2,361,130                  0.43
20.01 to 25.00 ...................................           331             11,334,631                  2.06
25.01 to 30.00 ...................................         1,088             37,781,516                  6.87
30.01 to 35.00 ...................................         2,234             79,704,664                 14.49
35.01 to 40.00 ...................................         3,243            118,722,984                 21.59
40.01 to 45.00 ...................................         5,025            184,432,571                 33.53
45.01 to 50.00 ...................................         2,585            115,451,855                 20.99
                                                        --------           ------------                ------
     Total .......................................        14,586           $550,000,001                100.00%
                                                        ========           ============                ======


     The weighted average debt-to-income ratio as of the date of origination of the Group I Loans will be approximately 40.22%.

     The Group II Loans have the following characteristics:

     o The Group II Loans will bear interest at the loan rate stated in the related mortgage note which will be at least 9.12% per annum but no more than 17.63% per annum, with a weighted average loan rate of approximately 13.4789% per annum as of the cut-off date.

     o None of the Group II Loans were originated prior to November 1998 or will have a maturity date later than December 2025.

     o No Group II Loan will have a remaining term to stated maturity as of the cut-off date of less than 96 months.

     o The weighted average original term to maturity of the Group II Loans as of the cut-off date will be approximately 251 months.

     o The weighted average remaining term to stated maturity of the Group II Loans as of the cut-off date will be approximately 249 months.

     o 3.1% of the Group II Loans will have original terms to maturity of approximately ten years, with a weighted average remaining term to stated maturity as of the cut-off date of approximately 116 months.

     o 25.7% of the Group II Loans will have original terms to maturity of approximately fifteen years, with a weighted average remaining term to stated maturity as of the cut-off date of approximately 177 months.

     o 15.7% of the Group II Loans will have original terms to maturity of approximately twenty years, with a weighted average remaining term to stated maturity as of the cut-off date of approximately 238 months.

     o 53.0% of the Group II Loans will have original terms to maturity of approximately twenty-five years, with a weighted average remaining term to stated maturity as of the cut-off date of approximately 298 months.

     o The Group II Loans have principal and interest payable monthly on the due date specified in each mortgage note.

     o 92.4% of the Group II Loans will be secured by mortgages or deeds of trust on property in which the borrower has little or no equity because the related combined LTV ratio at the time of origination exceeds 100%.

     o 2.5% of the Group II Loans are balloon loans with a weighted average remaining term to stated maturity as of the cut-off date of approximately 178 months.

     Below is a description of some additional characteristics of the Group II Loans which are given as of the cut-off date unless otherwise indicated. All percentages of the Group II Loans are approximate percentages unless otherwise indicated by the cut-off date balance. A percentage of 0.00% represents less than 0.01% of the cut-off date balance. Unless otherwise specified, all principal balances of the Group II Loans are as of the cut-off date and are rounded to the nearest dollar.

       CREDIT SCORES AS OF THE DATE OF ORIGINATION OF THE GROUP II LOANS

                                                                                            PERCENTAGE OF
                                                                                            GROUP II LOANS
RANGE OF CREDIT SCORES AS OF THE DATE OF       Number of                                      BY CUT-OFF
ORIGINATION OF THE GROUP II HOME LOANS        Home Loans        Cut-off Date Balance         DATE BALANCE
----------------------------------------- ----------------    -------------------------     -------------
640       to     659                             13            $        521,706                  2.09%
660       to     679                             72                   3,420,507                 13.68
680       to     699                            108                   5,857,220                 23.43
700       to     719                            137                   8,412,064                 33.65
720       to     739                             64                   4,309,944                 17.24
740       to     759                             27                   1,651,797                  6.61
760       to     779                             14                     776,942                  3.11
780       to     799                              1                      49,923                  0.20
                                             ----------         ----------------             ------------
  Total.................................        436             $    25,000,103                100.00%
                                            ============        ================             ============



                                           LOAN RATES OF THE GROUP II LOANS


                                                                                                PERCENTAGE OF GROUP II
                                                      NUMBER OF HOME     CUT-OFF DATE BALANCE    LOANS BY CUT-OFF DATE
RANGE OF LOAN RATES(%)                                     LOANS                                        BALANCE
--------------------------------------------------   ---------------     --------------------   -----------------------
9.001     to    9.500.............................           2             $   118,182                  0.47%
11.001    to   11.500.............................           3                 174,343                  0.70
11.501    to   12.000.............................          18               1,136,686                  4.55
12.001    to   12.500.............................          32               1,993,589                  7.97
12.501    to   13.000.............................         101               6,263,986                 25.06
13.001    to   13.500.............................          80               4,738,231                 18.95
13.501    to   14.000.............................          99               5,611,516                 22.45
14.001    to   14.500.............................          44               2,319,033                  9.28
14.501    to   15.000.............................          26               1,327,679                  5.31
15.001    to   15.500.............................          14                 639,893                  2.56
15.501    to   16.000.............................           5                 274,110                  1.10
16.001    to   16.500.............................           3                  81,764                  0.33
16.501    to   17.000.............................           6                 216,134                  0.86
17.001    to   17.500.............................           2                  69,959                  0.28
17.501    to   18.000.............................           1                  35,000                  0.14
                                                          ----             -----------               --------
       Total......................................          436           $ 25,000,103                100.00%
                                                          =====           ============               ========


     The weighted average loan rate of the Group II Loans will be approximately 13.4789% per annum.

                ORIGINAL GROUP II LOAN STATED PRINCIPAL BALANCE


                                                                          PERCENTAGE OF
                                                                         GROUP II LOANS
                                            NUMBER OF    CUT-OFF DATE    BY CUT-OFF DATE        MINIMUM          MAXIMUM
RANGE OF ORIGINAL STATED PRINCIPAL BALANCE  HOME LOANS      BALANCE          BALANCE            BALANCE          BALANCE
-----------------------------------------  -----------   ------------    ------ --------     ------------      ------------
   $    00.01   to      25,000.00.......         10        $   207,475          0.83%        $ 14,331.87      $ 24,937.31
    25,000.01   to      50,000.00.......        152          6,606,220         26.42           26,592.01        50,000.00
    50,000.01   to      75,000.00.......        259         16,802,435         67.21           50,449.03        75,000.00
    75,000.01   to     100,000.00.......         15          1,383,974          5.54           80,986.40       100,000.00
                                                 --        -----------        ------          ----------      -----------
        Total...........................        436        $25,000,103        100.00%         $14,331.87      $100,000.00
                                                ===        ===========        ======          ==========      ===========


     The average cut-off date balance of the Group II Loans will be approximately $57,340.

               ORIGINAL COMBINED LTV RATIOS OF THE GROUP II LOANS

                                                                                                PERCENTAGE OF GROUP II
                                                     NUMBER OF HOME      CUT-OFF DATE BALANCE    LOANS BY CUT-OFF DATE
RANGE OF COMBINED LTV RATIOS(%)                           LOANS                                         BALANCE
---------------------------------------------------  --------------     ------ --------------    ----------------------
 75.01 to  80.00...................................           2          $    57,511                       0.23%
 80.01 to  85.00...................................           1               19,000                       0.08
 85.01 to  90.00...................................           6              296,455                       1.19
 90.01 to  95.00...................................          15              712,173                       2.85
 95.01 to 100.00...................................          17              827,879                       3.31
100.01 to 105.00...................................          45            2,628,411                      10.51
105.01 to 110.00...................................          66            3,566,217                      14.26
110.01 to 115.00...................................          87            4,970,597                      19.88
115.01 to 120.00...................................          91            5,316,706                      21.27
120.01 to 125.00...................................         106            6,605,153                      26.42
                                                      ---------          -----------                  ------------
       Total......................................          436          $25,000,103                     100.00%
                                                      =========          ===========                  ============



     The weighted average combined LTV ratio, or LTV ratio in the case of the Group II Loans secured by first liens on the related mortgaged properties, at origination of the Group II Loans will be approximately 113.66%.

                      JUNIOR RATIOS OF THE GROUP II LOANS


                                                                                                PERCENTAGE OF GROUP II
                                                      NUMBER OF HOME     CUT-OFF DATE BALANCE    LOANS BY CUT-OFF DATE
RANGE OF JUNIOR RATIOS(%)                                 LOANS                                         BALANCE
-------------------------------------------------     --------------     --------------------   ----------------------
5.01      to   10.00..............................              8             $    213,772                 0.86%
10.01     to   15.00..............................             51                2,118,841                 8.48
15.01     to   20.00..............................            135                7,091,879                28.37
20.01     to   25.00..............................            148                8,854,791                35.42
25.01     to   30.00..............................             73                5,256,198                21.02
30.01     to   40.00..............................             20                1,414,173                 5.66
40.01     to   50.00..............................              1                   50,449                 0.20
                                                           ------             ------------               --------
               Total..............................            436             $ 25,000,103               100.00%
                                                           ======             ============               ========

     The preceding table excludes Group II Loans secured by first liens. A junior ratio is the ratio of the original amount of a Group II Loan secured by a second lien to the sum of (1) the original amount of the Group II Loan and
(2) the unpaid principal balance of any senior lien balance at the time of the origination of the Group II Loans.

     The weighted average junior ratio of the Group II Loans by original loan balance will be approximately 21.96%.

            REMAINING TERM TO STATED MATURITY OF THE GROUP II LOANS


                                                                                                       PERCENTAGE OF
                                                                                                     GROUP II LOANS BY
                                                                NUMBER OF HOME      CUT-OFF DATE        CUT-OFF DATE
RANGE OF MONTHS REMAINING TO STATED MATURITY                        LOANS              BALANCE            BALANCE
-------------------------------------------------------------   --------------     -------------     -----------------
   1  to    96...............................................        1              $    52,775               0.21%
 109  to   120 ..............................................       14                  731,280               2.93
 157  to   168 ..............................................        7                  297,065               1.19
 169  to   180 ..............................................      130                6,747,854              26.99
 181  to   288 ..............................................       72                4,329,851              17.32
 289  to   300 ..............................................      212               12,841,278              51.36
                                                                  ----              -----------             -------
  Total......................................................      436              $25,000,103             100.00%
                                                                  ====              ===========             =======


     The weighted average remaining term to stated maturity of the Group II Loans will be approximately 249 months.

                   YEAR OF ORIGINATION OF THE GROUP II LOANS

                                                                    PERCENTAGE OF
                                                                  GROUP II LOANS BY
                             NUMBER OF HOME      CUT-OFF DATE        CUT-OFF DATE
YEAR OF ORIGINATION              LOANS              BALANCE            BALANCE
------------------           ---------------    -------------     -----------------
1998..............               1               $    52,775             0.21%
1999..............              13                   719,645             2.88
2000..............             422                24,227,683            96.91
                             -----               ------------          ------
   Total..........             436               $25,000,103           100.00%
                             =====               ============          =======

GEOGRAPHIC DISTRIBUTION OF MORTGAGED PROPERTIES OF THE GROUP II LOANS


                                                                                                         PERCENTAGE OF
                                                                                                       GROUP II LOANS BY
                                                               NUMBER OF HOME   CUT-OFF DATE BALANCE      CUT-OFF DATE
STATE                                                               LOANS                                   BALANCE
-------------------------------------------------------------   -------------   --------------------- -------------------
California ..................................................        116            $   6,835,665            27.34%
Maryland.....................................................         37                2,130,400             8.52
Virginia.....................................................         38                2,073,008             8.29
Vashington...................................................         24                1,406,299             5.63
Colorado.....................................................         17                1,026,804             4.11
Illinois.....................................................         18                  951,763             3.81
Georgia......................................................         19                  941,026             3.76
New York.....................................................         14                  813,461             3.25
Florida......................................................         13                  694,460             2.78
Arizona......................................................         12                  689,775             2.76
Ohio.........................................................         10                  608,139             2.43
Massachusetts................................................         12                  606,986             2.43
Other........................................................         106               6,222,317            24.89
                                                                  -------           -------------          ---------
    Total....................................................         436           $  25,000,103           100.00%
                                                                  =======           =============         =========



     The reference to "Other" in the preceding table includes states and the District of Columbia that contain mortgaged properties for less than 2% of the Group II Loans.

                                    MORTGAGED PROPERTY TYPES OF THE GROUP II LOANS

                                  PERCENTAGE OF
                                                                                                       GROUP II LOANS
                                                                 NUMBER OF      CUT-OFF DATE BALANCE   BY CUT-OFF DATE
PROPERTY TYPE                                                    HOME-LOANS                                BALANCE
---------------------------------------------------------       -----------     --------------------   ---------------
Single Family Residence ..................................            371               $21,240,114          84.96%
PUD Detached .............................................             53                 3,105,569          12.42
PUD Attached .............................................              6                   370,979           1.48
Townhouse/Rowhouse Attached ..............................              2                   138,584           0.55
Condominium ..............................................              3                    90,906           0.36
Multifamily (2-4 Units) ..................................              1                    53,951           0.22
                                                                   ------               -----------         ------
    Total ................................................            436               $25,000,103         100.00%
                                                                   ======               ===========         ======

                                           LOAN PURPOSE OF THE GROUP II LOANS

                                                                                                        PERCENTAGE OF
                                                                                                      GROUP II LOANS BY
                                                               NUMBER OF HOME    CUT-OFF DATE BALANCE    CUT-OFF DATE
 PURPOSE                                                            LOANS                                  BALANCE
 -----------------------------------------------------------   --------------    --------------------  ----------------
 Debt Consolidation ........................................         345              $   19,919,696            79.68%
 Cash ......................................................          58                   3,283,246            13.13
 Home Improvement/Debt Consolidation .......................          15                     919,474             3.68
 Purchase Money.............................................           9                     509,440             2.04
 Home Improvement...........................................           3                     103,150             0.41
 Education..................................................           1                      14,332             0.06
 Other......................................................           5                     250,766             1.00
                                                                  ------             ---------------         ----------
     Total .................................................         436             $    25,000,103           100.00%
                                                                 =======             ===============         ==========


                                           LIEN PRIORITY OF THE GROUP II LOANS

                                                                                                         PERCENTAGE OF
                                                                                                      GROUP II LOANS BY
                                                                 NUMBER OF HOME      CUT-OFF DATE        CUT-OFF DATE
 LIEN PRIORITY                                                        LOANS              BALANCE            BALANCE
 -------------------------------------------------------------   --------------     ----  -------     ------------------
 Second Lien .................................................         436            $25,000,103           100.00%
                                                                   -------            -----------          --------
        Total.................................................         436            $25,000,103           100.00%
                                                                   =======            ===========          ========


                          DEBT-TO-INCOME RATIOS AS OF DATE OF ORIGINATION OF THE GROUP II LOANS

                                                                                                        PERCENTAGE OF
                                                                                                      GROUP II LOANS BY
 RANGE OF DEBT-TO-INCOME RATIOS AS OF DATE OF                    NUMBER OF HOME      CUT-OFF DATE        CUT-OFF DATE
 ORIGINATION OF THE GROUP II LOANS(%)                                LOANS              BALANCE            BALANCE
 --------------------------------------------------------------  --------------      -------------    -------------------
 15.01 to  20.00 ..............................................             1             $    74,729             0.30%
 20.01 to  25.00 ..............................................             6                 263,270             1.05
 25.01 to  30.00 ..............................................            24               1,198,733             4.79
 30.01 to  35.00 ..............................................            48               2,698,985            10.80
 35.01 to  40.00 ..............................................            83               4,834,064            19.34
 40.01 to  45.00 ..............................................           118               6,806,559            27.23
 45.01 to  50.00 ..............................................           156               9,123,764            36.49
                                                                     --------             -----------          ---------
       Total..................................................            436             $25,000,103           100.00%
                                                                     ========             ===========          =========


     The weighted average debt-to-income ratio as of the date of origination of the Group II Loans will be approximately 42.00%.

     As to each home loan, the combined LTV ratio, in most cases, will be the ratio, expressed as a percentage, of (1) the sum of (A) the original principal balance of the home loan, and (B) any outstanding principal balance, at origination of the home loan, of all other mortgage loans, if any, secured by senior or subordinate liens on the related mortgaged property, to (2) the appraised value, or, if permitted by the origination guidelines of Residential Funding Corporation, a statistical valuation or the stated value. The appraised value for any home loan will be the appraised value of the related mortgaged property determined in the appraisal used in the origination of the home loan, which may have been obtained at an earlier time. If the home loan was originated simultaneously with or not more than 12 months after a senior lien on the related mortgaged property, the appraised value shall be the lesser of the appraised value at the origination of the senior lien and the sales price for the mortgaged property. However, for not more than 27.2% and 2.9% of the Group I Loans and Group II Loans, respectively, the stated value will be the value of the property as stated by the related mortgagor in his or her application. See "Description of the Home Loan Pool--Underwriting Standards" in this prospectus supplement.

     In connection with each home loan that is secured by a leasehold interest, the seller will have represented that, among other things:

     o the use of leasehold estates for residential properties is an accepted pract related mortgaged property is located;

     o residential property in the area consisting of leasehold estates is readily

     o the lease is recorded and no party is in any way in breach of any provision

     o the leasehold is in full force and effect and is not subject to any prior li the leasehold could be terminated; and

     o the remaining term of the lease does not terminate less than five years after the maturity date of the home loan.

     Approximately 53.1% and 55.4% of the Group I Loans and Group II Loans, respectively, provide for payment of a prepayment charge, if these loans prepay within a specified time period. The prepayment charge, in most cases, is the maximum amount permitted under applicable state law. 47.8% of the Group I Loans and 49.1% of the Group II Loans provide for payment of a prepayment charge for full prepayments made within approximately three years of the origination of such home loans in an amount calculated in accordance with the terms of the related mortgage note. However, some state laws restrict the imposition of prepayment charges even when the home loans expressly provide for the collection of those charges. Although the Alternative Mortgage Transactions Parity Act permits the collection of prepayment charges in connection with some types of eligible mortgage loans preempting any contrary state law prohibitions, some states may not recognize the preemptive authority of the Parity Act. As a result, it is possible that prepayment charges may not be collected even on home loans that provide for the payment of these charges. The master servicer will be entitled to all prepayment charges and late payment charges received on the home loans and these amounts will not be available for payment on the notes.

     As of the cut-off date, no home loan will be 30 days or more delinquent in payment of principal and interest. For a description of the methodology used to catergorize home loans as delinquent, see "Description of the Servicing Agreement--Delinquency and Loss Experience of the Master Servicer's Portfolio" in this prospectus supplement.

     All of the home loans except one Group I Loan and one Group II Loan were originated under full documentation programs.

     No home loan provides for deferred interest, negative amortization or future advances.

     All of the mortgaged properties underlying the home loans were owner-occupied.

HIGH COST LOANS

     As of the cut-off date, 57.3% and 29.9% of the Group I Loans and Group II Loans, respectively, were High Cost Loans. Purchasers or assignees of any High Cost Loan, including the trust, could be liable under federal law for all claims and subject to all defenses that the borrower could assert against the originator of a High Cost Loan. Remedies available to the borrower include monetary penalties, as well as rescission rights if appropriate disclosures were not given or provided in a timely way as required or the mortgage contains certain prohibited loan provisions. The maximum damages that may be recovered under these provisions from an assignee, including the trust, is the remaining amount of indebtedness plus the total amount paid by the borrower in connection with the home loan.

     Residential Funding Corporation, as seller, will represent and warrant, as of the date of issuance of the notes, that each home loan at the time it was made complied in all material respects with applicable local, state and federal laws. As a result of this representation and warranty, the seller will be required to repurchase or substitute for any home loan that violated the Homeownership Act at the time of origination, if that violation adversely affects the interests of the securityholders or the credit enhancer in that home loan. The seller maintains policies and procedures that are designed to verify that the home loans do not violate the Homeownership Act. However, there can be no assurance that these policies and procedures will assure that each and every home loan complies with the Homeownership Act in all material respects.

     Residential Funding Corporation is opposed to predatory lending practices, as a matter of corporate policy. Residential Funding Corporation maintains policies and procedures that are designed to verify that as to each High Cost Loan,

     o none of the proceeds were used to finance the purchase of single premium credit insurance policies and

     o none of the loans contain prepayment penalties that extend beyond five years after the date of origination.

However, there can be no assurance that these policies and procedures will assure that these requirements are satisfied as to each and every home loan. In addition, Residential Funding Corporation's Servicer Guide requires each subservicer to accurately and fully report its borrower credit files to credit repositories in a timely manner.

     In addition to the Homeownership Act, a number of legislative proposals have been introduced at both the federal and state level that are designed to discourage predatory lending practices. Some states have enacted, or may enact, laws or regulations generally similar to the Homeownership Act that prohibit inclusion of some provisions in mortgage loans that have interest rates or origination costs in excess of prescribed levels, and require that the borrowers be given certain disclosures or receive credit counseling prior to the consummation of the mortgage loans. In some cases state law may impose requirements and restrictions greater than those in the Homeownership Act. For example, North Carolina has enacted a law effective with respect to residential closed-end loans originated on or after July 1, 2000 that have interest rates, origination costs or prepayment penalties in excess of certain prescribed levels. The originators' failure to comply with any of these laws that are applicable could subject the trust, and other assignees of the home loans, to monetary penalties and could result in the borrowers' rescinding the home loans against either the trust or subsequent holders of the home loans. However, the seller will be required to repurchase or substitute for any home loan that violated any applicable law at the time of origination, if that violation adversely affects the interests of the securityholders or the credit enhancer in that home loan. See "Certain Legal Aspects of the Trust Assets and Related Matters" in the prospectus.


UNDERWRITING STANDARDS

     The following is a brief description of the various underwriting standards and procedures applicable to the home loans.

     In most cases, the underwriting standards of Residential Funding Corporation as to the home loans originated or purchased by it place a greater emphasis on the creditworthiness and debt service capacity of the borrower than on the underlying collateral in evaluating the likelihood that a borrower will be able to repay the related home loan.

     Residential Funding Corporation relies on a number of guidelines to assist underwriters in the credit review and decision process. The underwriting criteria provide for the evaluation of a loan applicant's creditworthiness through the use of a consumer credit report, verification of employment and a review of the debt-to-income ratio of the applicant. Income is verified through various means, including without limitation applicant interviews, written verifications with employers and review of pay stubs or tax returns. The borrower must demonstrate sufficient levels of disposable income to satisfy debt repayment requirements.

     The underwriting standards require the home loans originated or purchased by Residential Funding Corporation to have been fully documented. A prospective borrower is required to complete a detailed application providing pertinent credit information.

     In determining the adequacy of the mortgaged property as collateral for home loans included in the home loan pool, an appraisal is made of each property considered for financing or, if permitted by the underwriting standards, the value of the related mortgaged property will be determined by a statistical valuation or the stated value. The home loans purchased by Residential Funding Corporation and included in the home loan pool generally were originated subject to a maximum combined LTV ratio of 125%, and the related borrowers may have been permitted to retain as cash a limited amount of the proceeds of the home loans. In addition, the home loans were generally subject to a maximum loan amount of $75,000 and a maximum total monthly debt-to-income ratio of 50%. There can be no assurance that the combined LTV ratio or the debt-to-income ratio for any home loan will not increase from the levels established at origination.

     The underwriting standards of Residential Funding Corporation may be varied in appropriate cases. There can be no assurance that every home loan in the home loan pool was originated in conformity with the applicable underwriting standards in all material respects, or that the quality or performance of the home loans will be equivalent under all circumstances.

REPRESENTATIONS AND WARRANTIES

     Each person that sold home loans to Residential Funding Corporation made limited representations and warranties regarding the related home loans as of the date they are purchased by Residential Funding Corporation. However, those representations and warranties will not be assigned to the owner trustee or the indenture trustee for the benefit of the holders of the securities, so a breach of those representations and warranties will not be enforceable on behalf of the trust.

ADDITIONAL INFORMATION

     The description in this prospectus supplement of the home loan pool and the mortgaged properties is based upon the home loan pool as constituted at the close of business on the business day prior to the cut-off date, except as otherwise noted. Prior to the issuance of the notes, home loans may be removed from the home loan pool as a result of incomplete documentation or otherwise if the depositor deems that removal necessary or appropriate. A limited number of other home loans may be added to the home loan pool prior to the issuance of the notes. The depositor believes that the information in this prospectus supplement will be substantially representative of the characteristics of the home loan pool as it will be constituted at the time the notes are issued although the range of loan rates and maturities and some other characteristics of the home loans in the home loan pool may vary.

     A Current Report on Form 8-K will be available to purchasers of the notes and will be filed, together with the servicing agreement, the indenture, the trust agreement and the home loan purchase agreement, with the Commission within fifteen days after the initial issuance of the notes. In the event home loans are removed from or added to the home loan pool as described in the preceding paragraph, that removal or addition will be noted in the Current Report on Form 8-K.

                                   THE ISSUER

     The Home Loan Trust 2000-HI5 is a business trust formed under the laws of the State of Delaware under the trust agreement for the purposes described in this prospectus supplement. The trust agreement constitutes the "governing instrument" under the laws of the State of Delaware relating to business trusts. After its formation, the issuer will not engage in any activity other than:

o acquiring and holding the home loans and the other assets of the issuer and related proceeds,

o    issuing the notes and the certificates,

o    making payments on the notes and the certificates, and

o engaging in other activities that are necessary, suitable or convenient to accomplish the foregoing.

     The issuer's principal offices are in Wilmington, Delaware, in care of Wilmington Trust Company, as owner trustee, at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001.


                               THE OWNER TRUSTEE

     Wilmington Trust Company is the owner trustee under the trust agreement. The owner trustee is a Delaware banking corporation and its principal offices are located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001.

     Neither the owner trustee nor any director, officer or employee of the owner trustee will be under any liability to the issuer or the securityholders for any action taken or for refraining from the taking of any action in good faith under the trust agreement or for errors in judgment. However, none of the owner trustee, any director, officer or employee of the owner trustee will be protected against any liability which would otherwise be imposed by reason of willful malfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations and duties under the trust agreement. All persons into which the owner trustee may be merged or with which it may be consolidated or any person resulting from the merger or consolidation shall be the successor of the owner trustee under the trust agreement.


                             THE INDENTURE TRUSTEE

     The Chase Manhattan Bank is the indenture trustee under the indenture. The principal offices of the indenture trustee are located in New York, New York.


                              THE CREDIT ENHANCER

     The following information has been supplied by Ambac Assurance Corporation, the credit enhancer, for inclusion in this prospectus supplement. No representation is made by the depositor, the master servicer, the underwriters or any of their affiliates as to the accuracy or completeness of the information.

     The credit enhancer is a Wisconsin-domiciled stock insurance corporation regulated by the Office of the Commissioner of Insurance of the State of Wisconsin and licensed to do business in 50 states, the District of Columbia, the Commonwealth of Puerto Rico and the Territory of Guam. The credit enhancer primarily insures newly-issued municipal and structured finance obligations. The credit enhancer is a wholly owned subsidiary of Ambac Financial Group, Inc. (formerly, AMBAC Inc.), a 100% publicly-held company. Moody's, Standard & Poor's and Fitch have each assigned a triple-A financial strength rating to the credit enhancer.

     The consolidated financial statements of the credit enhancer and subsidiaries as of December 31, 1999 and December 31, 1998 and for each of the years in the three-year period ended December 31, 1999 prepared in accordance with generally accepted accounting principles, included in the Annual Report on Form 10-K of Ambac Financial Group, Inc. (which was filed with the Commission on March 30, 2000; Commission File Number 1-10777), and the unaudited consolidated financial statements of the credit enhancer and subsidiaries as of September 30, 2000 and for the periods ending September 30, 2000 and September 30, 1999, included in the Quarterly Report on Form 10-Q of Ambac Financial Group, Inc., for the period ended September 30, 2000 (which was filed with the Commission on November 13, 2000), are hereby incorporated by reference into this prospectus supplement and shall be deemed to be a part of this prospectus supplement. Any statement contained in a document incorporated in this prospectus supplement by reference shall be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement by reference in this prospectus supplement also modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

     All financial statements of the credit enhancer and subsidiaries included in documents filed by Ambac Financial Group, Inc. with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus supplement and prior to the termination of the offering of the notes shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the respective dates of filing the documents.

     The following table sets forth the capitalization of the credit enhancer as of December 31, 1998, December 31, 1999 and September 30, 2000, in conformity with generally accepted accounting principles.

                          AMBAC ASSURANCE CORPORATION
                              CAPITALIZATION TABLE
                             (DOLLARS IN MILLIONS)

                                                                                                   September 30,
                                                       December 31, 1998     December 31, 1999          2000
                                                       -----------------     -----------------     ----------------
                                                                                                     (unaudited)
Unearned premiums...................................         $1,303               $1,442             $1,508
Other liabilities...................................            548                  524                479
                                                             ------               ------             ------
      Total liabilities.............................          1,851                1,966              1,987
                                                              -----                -----              -----
Stockholder's equity:
      Common Stock..................................             82                   82                 82
      Additional paid-in capital....................            541                  752                757
      Accumulated other
      comprehensive income (loss)...................            138                  (92)               (17)
      Retained earnings.............................          1,405                1,674              1,915
                                                              -----                -----              -----
Total stockholder's equity..........................          2,166                2,416              2,737
                                                              -----                -----              -----
Total liabilities and
stockholder's equity................................         $4,017               $4,382             $4,724
                                                             ======               ======             ======

     For additional financial information concerning the credit enhancer, see the audited financial statements of the credit enhancer incorporated by reference in this prospectus supplement. Copies of the financial statements of the credit enhancer incorporated by reference and copies of the credit enhancer's annual statement for the year ended December 31, 1999 prepared in accordance with statutory accounting standards are available, without charge, from the credit enhancer. The address of the credit enhancer's administrative offices and its telephone number are One State Street Plaza, 19th Floor, New York, New York 10004 and (212) 668-0340.

     The credit enhancer makes no representation regarding the notes or the advisability of investing in the notes and makes no representation regarding, nor has it participated in the preparation of, this prospectus supplement other than the information supplied by the credit enhancer and presented under the headings "The Credit Enhancer" and "Description of the Policy" in this prospectus supplement and in the financial statements incorporated in this prospectus supplement by reference.


                         DESCRIPTION OF THE SECURITIES

GENERAL

     The notes will be issued under the indenture. The certificates will be issued under the trust agreement. The following summaries describe provisions of the securities, the indenture and the trust agreement. The summaries do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the applicable agreement.

     The notes will be secured by the assets of the trust pledged by the issuer to the indenture trustee under the indenture which will consist of:

     o    the home loans;

     o    all amounts on deposit in the Payment Account;

     o    the policy; and

     o    proceeds of the above.

     The Class A-I Notes correspond primarily to the Group I Loans and the Class A-II Notes correspond primarily to the Group II Loans. The Loan Groups are described in the tables shown under "Description of the Home Loan Pool--Home Loan Pool Characteristics."

BOOK-ENTRY NOTES

     The notes will initially be issued as book-entry notes. Note owners in the United States may elect to hold their notes through the Depository Trust Company, or DTC, if they are participants in that system, or indirectly through organizations which are participants in that system. Noteholders in Europe may elect to hold their notes through Euroclear or Clearstream Banking, societe anonyme, formerly known as Cedelbank SA, or Clearstream, if they are participants of these systems, or indirectly through organizations which are participants in these systems. The book-entry notes will be issued in one or more securities which equal the aggregate principal amount of the notes and will initially be registered in the name of Cede & Co., the nominee of DTC. Clearstream and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries which in turn will hold the positions in customers' securities accounts in the depositaries' names on the books of DTC. Investors may hold the beneficial interests in the book-entry notes in minimum denominations of $25,000 and in integral multiples of $1 in excess of $25,000. Except as described below, no beneficial owner of the notes will be entitled to receive a physical certificate, or definitive note, representing the security. Unless and until definitive notes are issued, it is anticipated that the only holder of the notes will be Cede & Co., as nominee of DTC. Note owners will not be holders as that term is used in the indenture.

         The beneficial owner's ownership of a book-entry note will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary that maintains the beneficial owner's account for that purpose. In turn, the financial intermediary's ownership of the book-entry notes will be recorded on the records of DTC, or of a participating firm that acts as agent for the financial intermediary, whose interest will in turn be recorded on the records of DTC, if the beneficial owner's financial intermediary is not a DTC participant and on the records of Clearstream or Euroclear, as appropriate.

         Note owners will receive all payments of principal and interest on the notes from the indenture trustee through DTC and DTC participants. While the notes are outstanding, except under the circumstances described below, under the DTC rules, regulations and procedures, DTC is required to make book-entry transfers among participants on whose behalf it acts in connection with the notes and is required to receive and transmit payments of principal and interest on the notes.

         Participants and indirect participants with whom note owners have accounts for notes are similarly required to make book-entry transfers and receive and transmit the payments on behalf of their respective note owners. Accordingly, although note owners will not possess physical certificates, the DTC rules provide a mechanism by which note owners will receive payments and will be able to transfer their interest.

         Note owners will not receive or be entitled to receive definitive notes representing their respective interests in the notes, except under the limited circumstances described below. Unless and until definitive notes are issued, note owners who are not participants may transfer ownership of notes only through participants and indirect participants by instructing the participants and indirect participants to transfer the notes, by book-entry transfer, through DTC for the account of the purchasers of the notes, which account is maintained with their respective participants. Under DTC's rules and in accordance with DTC's normal procedures, transfers of ownership of notes will be executed through DTC and the accounts of the respective participants at DTC will be debited and credited. Similarly, the participants and indirect participants will make debits or credits, as the case may be, on their records on behalf of the selling and purchasing note owners.

         Under a book-entry format, beneficial owners of the book-entry notes may experience some delay in their receipt of payments, since the payments will be forwarded by the indenture trustee to Cede & Co. Payments on notes held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by the relevant depositary. The payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Because DTC can only act on behalf of financial intermediaries, the ability of a beneficial owner to pledge book-entry notes to persons or entities that do not participate in the depositary system, or otherwise take actions relating to the book-entry notes, may be limited due to the lack of physical certificates for the book-entry notes. In addition, issuance of the book-entry notes in book-entry form may reduce the liquidity of the notes in the secondary market since some potential investors may be unwilling to purchase securities for which they cannot obtain physical certificates.

         DTC has advised the indenture trustee that, unless and until definitive notes are issued, DTC will take any action permitted to be taken by the holders of the book-entry notes under the indenture only at the direction of one or more financial intermediaries to whose DTC accounts the book-entry notes are credited, to the extent that the actions are taken on behalf of financial intermediaries whose holdings include the book-entry notes. Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by noteholders under the indenture on behalf of a Clearstream participant or Euroclear participant only in accordance with its relevant rules and procedures and subject to the ability of the relevant depositary to effect the actions on its behalf through DTC. DTC may take actions, at the direction of the related participants, with respect to some notes which conflict with actions taken relating to other notes.

         Definitive notes will be issued to beneficial owners of the book-entry notes, or their nominees, rather than to DTC, if (a) the indenture trustee determines that DTC is no longer willing, qualified or able to discharge properly its responsibilities as nominee and depository with respect to the book-entry notes and the indenture trustee is unable to locate a qualified successor, (b) the indenture trustee elects to terminate a book-entry system through DTC or (c) after the occurrence of an event of default under the indenture, beneficial owners having percentage interests representing at least a majority of the aggregate note balance of the notes advise DTC through the financial intermediaries and the DTC participants in writing that the continuation of a book-entry system through DTC, or a successor to DTC, is no longer in the best interests of beneficial owners.

         Upon the occurrence of any of the events described in the immediately preceding paragraph, the indenture trustee will be required to notify all beneficial owners of the occurrence of this event and the availability through DTC of definitive notes. Upon surrender by DTC of the global certificate or certificates representing the book-entry notes and instructions for re-registration, the indenture trustee will issue and authenticate definitive notes and, subsequently, the indenture trustee will recognize the holders of the definitive notes as holders under the indenture.

         Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform the procedures and the procedures may be discontinued at any time. See Annex I to this prospectus supplement.

         None of the depositor, the master servicer or the indenture trustee will have any liability for any actions taken by DTC or its nominee, including, without limitation, actions for any aspect of the records relating to or payments made on account of beneficial ownership interests in the notes held by Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

         For additional information regarding DTC, Clearstream, Euroclear and the notes, see Annex I to this prospectus supplement and "Description of the Securities--Form of Securities" in the prospectus.

GLOSSARY OF TERMS

         The following terms are given the meanings shown below to help describe the cash flows on the notes:

         COLLECTION PERIOD--As to any payment date, the calendar month preceding the month of that payment date.

         EXCESS LOSS AMOUNT--As of any payment date, the sum of the following for the related Collection Period:

         o any Liquidation Loss Amounts, other than those described in the next three bullet points, which, when added to the aggregate of the Liquidation Loss Amounts for all preceding Collection Periods, exceed $184,000,033;

         o     any Special Hazard Losses in excess of the Special Hazard Amount;

         o     any Fraud Losses in excess of the Fraud Loss Amount; and

         o     any Extraordinary Losses.

Excess Loss Amounts will not be covered by any Liquidation Loss Distribution Amount or by a reduction in the Outstanding Reserve Amount. Any Excess Loss Amounts, however, will be covered by the policy and, in the event payments are not made as required under the policy, the losses will be allocated on a pro rata basis to the notes based on their outstanding note balances.

         FRAUD LOSS AMOUNT--Initially, $28,750,005. As of any date of determination after the cut-off date, the Fraud Loss Amount shall equal:

         o prior to the first anniversary of the cut-off date, an amount equal to 5% of the aggregate of the principal balances of the home loans as of the cut-off date minus the aggregate of any Liquidation Loss Amounts on the home loans due to Fraud Losses up to the date of determination;

         o from the first to the second anniversary of the cut-off date, an amount equal to (1) the lesser of (a) the Fraud Loss Amount as of the most recent anniversary of the cut-off date and (b) 3% of the aggregate of the principal balances of the home loans as of the most recent anniversary of the cut-off date minus (2) the aggregate of any Liquidation Loss Amounts on the home loans due to Fraud Losses since the most recent anniversary of the cut-off date up to the date of determination; and

         o from the second to the fifth anniversary of the cut-off date, an amount equal to (1) the lesser of (a) the Fraud Loss Amount as of the most recent anniversary of the cut-off date and (b) 2% of the aggregate of the principal balances of the home loans as of the most recent anniversary of the cut-off date minus (2) the aggregate of any Liquidation Loss Amounts on the home loans due to Fraud Losses since the most recent anniversary of the cut-off date up to the date of determination. On and after the fifth anniversary of the cut-off date, the Fraud Loss Amount shall be zero.

         GROUP I LOANS--The home loans that correspond primarily to the Class A-I Notes as further described in "Description of The Home Loan Pool--Home Loan Pool Characteristics" in this prospectus supplement.

         GROUP II LOANS--The home loans that correspond primarily to the Class A-II Notes as further described in "Description of The Home Loan Pool--Home Loan Pool Characteristics" in this prospectus supplement.

         INTEREST COLLECTIONS--As to any payment date, an amount equal to the sum of:

         o the portion allocable to interest of all scheduled monthly payments on the home loans received during the related Collection Period, minus the servicing fees and expenses of the trust;

         o the portion of all Net Liquidation Proceeds allocated to interest under the terms of the mortgage notes, reduced by the administrative fees for that Collection Period;

         o the interest portion of the repurchase price for any deleted home loans and the interest portion of the cash purchase price paid in connection with any optional purchase of the home loans by the master servicer; and

         o any proceeds and recoveries on a home loan received during the related Collection Period, net of administrative fees, after it becomes a Liquidated Home Loan.

         LIQUIDATED HOME LOAN--As to any payment date, any home loan which the master servicer has determined, based on the servicing procedures specified in the servicing agreement, as of the end of the preceding Collection Period, that all liquidation proceeds which it expects to recover in connection with the disposition of the related mortgaged property have been recovered. In addition, the master servicer will treat any home loan that is 180 days or more delinquent as having been finally liquidated.

         LIQUIDATION LOSS AMOUNT--With respect to any payment date and any home loan that became a Liquidated Home Loan during the related Collection Period, the unrecovered portion of the principal balance of that home loan at the end of such Collection Period, after giving effect to the Net Liquidation Proceeds applied to reduce the principal balance of that home loan.

         LIQUIDATION LOSS DISTRIBUTION AMOUNT--As to any payment date, an amount equal to the sum of (A) 100% of the Liquidation Loss Amounts, other than any Excess Loss Amounts, on the home loans on the payment date, plus (B) any Liquidation Loss Amounts, other than any Excess Loss Amounts, remaining unpaid from any preceding payment date, to the extent not reflected on such preceding payment date by a reduction of the Outstanding Reserve Amount.

         NET LIQUIDATION PROCEEDS--As to any Liquidated Home Loan, the proceeds, excluding amounts drawn on the policy or paid in connection with the limited reimbursement agreement, received in connection with the liquidation of the home loan, whether through trustee's sale, foreclosure sale or otherwise, reduced by related expenses, but not including the portion, if any, of the proceeds that exceed the principal balance of the home loan at the end of the Collection Period immediately preceding the Collection Period in which the home loan became a Liquidated Home Loan.

         OUTSTANDING RESERVE AMOUNT--With respect to any payment date, the amount, if any, by which the pool balance, after applying payments received in the related Collection Period, exceeds the aggregate note balance of the notes on the payment date, after application of Principal Collections for that date. The Outstanding Reserve Amount will be increased by distributions of the Reserve Increase Amount, if any, to the notes. On each payment date, the Outstanding Reserve Amount, as in effect immediately prior to the payment date, if any, shall be deemed to be reduced by an amount equal to any Liquidation Loss Amounts, other than any Excess Loss Amounts, for the payment date, except to the extent that Liquidation Loss Amounts were covered on the payment date by a Liquidation Loss Distribution Amount, which amount would be distributed, if available, from any excess Interest Collections for that payment date. Any Liquidation Loss Amounts not so covered will be covered by draws on the policy to the extent provided in this prospectus supplement. However, any Excess Loss Amounts are required to be covered by a draw on the policy in all cases, without regard to the availability of the Outstanding Reserve Amount, and the Outstanding Reserve Amount will not be reduced by any Excess Loss Amount under any circumstances.

         To the extent that the Outstanding Reserve Amount is insufficient or not available to absorb Liquidation Loss Amounts that are not covered by the Liquidation Loss Distribution Amount, and if payments are not made under the policy as required, a noteholder may incur a loss.

         PRINCIPAL COLLECTION DISTRIBUTION AMOUNT--As to any payment date, the total Principal Collections for that payment date; provided however, on any payment date as to which the Outstanding Reserve Amount that would result without regard to this proviso exceeds the Reserve Amount Target, the Principal Collection Distribution Amount will be reduced by the amount of the excess until the Outstanding Reserve Amount equals the Reserve Amount Target. To the extent the Reserve Amount Target decreases on any payment date, the amount of the Principal Collection Distribution Amount will be reduced on that payment date and on each subsequent payment date to the extent the remaining Outstanding Reserve Amount is in excess of the reduced Reserve Amount Target until the Outstanding Reserve Amount equals the Reserve Amount Target.

         PRINCIPAL COLLECTIONS--As to any payment date, an amount equal to the sum of:

         o the principal portion of all scheduled monthly payments on the home loans received in the related Collection Period; and

         o all unscheduled collections, including full and partial mortgagor prepayments on the home loans, Insurance Proceeds, Liquidation Proceeds and proceeds from repurchases of, and some amounts received in connection with any substitutions for, the home loans, received or deemed received during the related Collection Period, to the extent the amounts are allocable to principal.

         RESERVE AMOUNT TARGET--As to any payment date prior to the Stepdown Date, an amount equal to 2.00% of the aggregate cut-off date pool balance. On or after the Stepdown Date, the Reserve Amount Target will be equal to the lesser of (a) the Reserve Amount Target as of the cut-off date and (b) 4.00% of the aggregate pool balance after applying payments received in the related Collection Period, but not lower than $2,875,001, which is 0.50% of the aggregate cut-off date pool balance. However, any scheduled reduction to the Reserve Amount Target described in the preceding sentence shall not be made as of any payment date unless certain loss and delinquency tests set forth in the indenture are met. In addition, the Reserve Amount Target may be reduced with the prior written consent of the credit enhancer and notice to the rating agencies.

         RESERVE INCREASE AMOUNT--As to any payment date, other than the payment date in January 2001, the amount necessary to bring the Outstanding Reserve Amount up to the Reserve Amount Target, and as to the payment date in January 2001, an amount equal to zero.

         SPECIAL HAZARD AMOUNT--Initially, $5,750,001. As of any date of determination following the cut-off date, the Special Hazard Amount shall equal the initial Special Hazard Amount less the sum of (A) the aggregate of any Liquidation Loss Amounts on the home loans due to Special Hazard Losses and (B) the Adjustment Amount. The Adjustment Amount will be equal to an amount calculated under the terms of the indenture.

         STEPDOWN DATE--The later of:

         o     the payment date in January 2004, and

         o the payment date on which the pool balance after applying payments received in the related Collection Period is less than 50% of the aggregate cut-off date pool balance.

PAYMENTS

         Payments on the notes will be made by the indenture trustee or the paying agent beginning in January 2001 on the 25th day of each month or the following business day if the 25th is not a business day. Each of these dates is referred to as a payment date. Payments on the notes will be made to the persons in whose names the notes are registered at the close of business on the last day of the prior calendar month. See "Description of the Securities--Distributions of Principal and Interest on the Securities" in the prospectus. Payments will be made by check or money order mailed to the address of the person which appears on the security register, or upon the request of a holder owning notes having denominations aggregating at least $1,000,000, by wire transfer or otherwise. In the case of book-entry notes, payments will be made by wire transfer to DTC or its nominee in amounts calculated on the determination date as described in this prospectus supplement. However, the final payment relating to the notes will be made only upon presentation and surrender of the notes at the office or the agency of the indenture trustee specified in the notice to holders of the final payment. A business day is any day other than a Saturday or Sunday or a day on which banking institutions in the State of California, Minnesota, New York, Pennsylvania, Illinois or Delaware are required or authorized by law to be closed.

INTEREST PAYMENTS ON THE NOTES

         Interest payments will be made on the notes on each payment date at the related note rate. The note rate for the Class A-I-1 Notes, Class A-I-2 Notes, Class A-I-3 Notes, Class A-I-4 Notes, Class A-I-5 Notes, Class A-I-6 Notes, Class A-I-7 Notes, and Class A-II Notes will be 7.020%, 6.755%, 6.845%, 6.940%, 7.045%, 7.240%, 7.475% and 7.210% per annum, respectively; provided, however, that the note rate on the Class A-I-7 Notes and Class A-II Notes will increase by 0.50% per annum on the payment date following the first payment date on which the master servicer can exercise its option to purchase the home loans from the trust as described in "--Maturity and Optional Redemption" in this prospectus supplement.

         Interest on the notes relating to any payment date will accrue for the related accrual period on the note balance. The accrual period for any payment date for each class of notes will be the calendar month preceding the month in which the related payment date occurs. Interest for each class of notes will be based on a 30-day month and a 360-day year. Interest payments on the notes will be funded from payments on the home loans and, if necessary, from draws on the policy.

PRINCIPAL PAYMENTS ON THE NOTES

         On each payment date, other than the payment date in December 2025, principal payments will be due and payable on the notes in a total amount equal to the aggregate of the following:

         o     the Principal Collection Distribution Amount,

         o     the Reserve Increase Amount,

         o     the Liquidation Loss Distribution Amount and

         o any amount drawn on the policy or paid to the trustee on behalf of the credit enhancer under the limited reimbursement agreement in respect of principal for that payment date.

These amounts will be distributed concurrently to (a) the Class A-I Notes in the aggregate and (b) the Class A-II Notes, in each case allocated in proportion to the percentage of the Principal Collections derived from the related loan group for that payment date, until the note balances of the Class A-I Notes in the aggregate or Class A-II Notes have been reduced to zero. In addition, once the note balances of the notes related to a loan group have been reduced to zero, principal payments in respect of that loan group will be distributed to the remaining class or classes of Class A Notes related to the other loan group until their note balances have been reduced to zero. All distributions to the Class A-I Notes will be allocated among the Class A-I Notes in accordance with the priorities described in the next section. On the payment date in December 2025, principal will be due and payable on each class of notes in amounts equal to the related note balance, if any. In no event will principal payments on any class of notes on any payment date exceed the related note balance on that date.

ALLOCATION OF PAYMENTS ON THE HOME LOANS

         The master servicer on behalf of the trust will establish a Payment Account into which the master servicer will deposit Principal Collections and Interest Collections for each payment date on the business day prior to that payment date. The Payment Account will be an Eligible Account and amounts on deposit in the Payment Account will be invested in permitted investments.

         On each payment date, Principal Collections and Interest Collections will be allocated from the Payment Account in the following order of priority:

         o first, to pay accrued interest due on the note balance of the notes;

         o second, to pay as principal on the notes, an amount equal to the Principal Collection Distribution Amount for that payment date;

         o third, to pay as principal on the notes, an amount equal to the Liquidation Loss Distribution Amount for that payment date;

         o fourth, to pay, pro rata, the credit enhancer the premium for the policy, along with any previously unpaid premiums for the policy with interest, and any payments in connection with the limited reimbursement agreement;

         o fifth, to reimburse the credit enhancer for prior draws made on the policy, other than those attributable to Excess Loss Amounts or amounts which are required to be paid to the credit enhancer or to the trust pursuant to the limited reimbursement agreement described in this prospectus supplement, with interest;

         o sixth, to pay as principal on the notes, an amount equal to the Reserve Increase Amount for that payment date;

         o seventh, to pay the credit enhancer any other amounts owed under the insurance agreement; and

         o eighth, to pay any remaining amounts to the holders of the certificates.

         Any payments of principal allocable to the Class A-I Notes shall be paid to the Class A-I-1 Notes, Class A-I-2 Notes, Class A-I-3 Notes, Class A-I-4 Notes, Class A-I-5 Notes, Class A-I-6 Notes and Class A-I-7 Notes, in that order, in each case until the outstanding note balance of each of these notes has been reduced to zero.

         Any payments of principal allocable to the Class A-II Notes shall be paid to the Class A-II Notes until the outstanding note balance of the Class A-II Notes is reduced to zero.

THE PAYING AGENT

         The paying agent shall initially be the indenture trustee, together with any successor. The paying agent shall have the revocable power to withdraw funds from the Payment Account for the purpose of making payments to the noteholders.

MATURITY AND OPTIONAL REDEMPTION

         Each class of notes will be payable in full on the payment date in December 2025, in each case to the extent of any accrued and unpaid interest and the outstanding note balance on that date, if any. In addition, a principal payment may be made in partial or full redemption of the notes upon the exercise by the master servicer of its option to purchase all or a portion of the home loans and related assets. This option may be exercised on any payment date on which the aggregate principal balance of the home loans, after applying payments received in the related Collection Period, is reduced to an amount less than $57,500,010, which is 10% of the aggregate cut-off date pool balance. In the event that all of the home loans are purchased by the master servicer, the purchase price will be equal to the sum of the outstanding pool balance and any accrued and unpaid interest at the weighted average of the loan rates through the day preceding the payment date on which the purchase occurs together with all amounts due and owing to the credit enhancer.

         In the event that a portion of the home loans are purchased by the master servicer, the purchase price will be equal to the sum of the aggregate principal balances of the home loans so purchased and any accrued and unpaid interest at the weighted average of the related loan rates on the home loans through the day preceding the payment date on which the purchase occurs, together with all amounts due and owing to the credit enhancer in connection with the home loans so purchased. Any purchase will be subject to satisfaction of conditions specified in the servicing agreement, including:

         o the master servicer shall have delivered to the indenture trustee a home loan schedule containing a list of all home loans remaining in the trust after removal;

         o the master servicer shall represent and warrant that no selection procedures reasonably believed by the master servicer to be adverse to the interests of the securityholders or the credit enhancer were used by the master servicer in selecting the home loans so purchased; and

         o each rating agency shall have been notified of the proposed retransfer and shall not have notified the master servicer that the retransfer would result in a reduction or withdrawal of the ratings of the notes without regard to the policy.

                            DESCRIPTION OF THE POLICY

         On the closing date, the credit enhancer will issue the policy in favor of the indenture trustee on behalf of the issuer. The policy will unconditionally and irrevocably guarantee specified payments on the notes equal to the sum of:

         o the amount by which accrued interest on the notes at the related note rates on each payment date exceeds the amount on deposit in the Payment Account on each payment date less the Principal Collection Distribution Amount for each payment date,

         o any Liquidation Loss Amount, other than any Excess Loss Amount, for each payment date, to the extent not currently covered by a Liquidation Loss Distribution Amount or a reduction in the Outstanding Reserve Amount, and

         o     any Excess Loss Amount for each payment date.

Notwithstanding the foregoing, the amount of the draw under the policy will be reduced by any amount paid directly to the trust under the limited reimbursement agreement described in the second following paragraph. Under the terms of the indenture, draws under the policy relating to any Liquidation Loss Amount will be paid to the notes by the paying agent, as principal, to the extent the notes would have been paid that amount. In addition, a draw will be made on the policy to cover some shortfalls in amounts allocable to the noteholders following the sale, liquidation or other disposition of the assets of the trust in connection with the liquidation of the trust's assets as permitted under the indenture following an event of default under the indenture. In addition, the policy will guarantee the payment of the outstanding note balance of each note on the payment date in December 2025. In the absence of payments under the policy, noteholders will directly bear the credit risks associated with their investment to the extent the risks are not covered by the Outstanding Reserve Amount or otherwise.

         THE POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

         The credit enhancer has entered into a limited reimbursement agreement whereby some amounts otherwise payable under the policy will be reimbursed to the credit enhancer, or if directed by the credit enhancer, will be paid directly to the trust by a third party. The trust is not a party to the limited reimbursement agreement and has no rights with respect to it. In the event those amounts are not paid to the trust under the limited reimbursement agreement, the credit enhancer will nevertheless remain obligated to make all payments required to be made under the policy as described in this section.


                   CERTAIN YIELD AND PREPAYMENT CONSIDERATIONS

GENERAL

         The yields to maturity and the aggregate amount of distributions on the notes will be affected by the rate and timing of principal payments and the amount and timing of mortgagor defaults resulting in Liquidation Loss Amounts. The rate of default of home loans secured by second liens may be greater than that of home loans secured by first liens. In addition, yields on the notes may be adversely affected by a higher or lower than anticipated rate of principal payments on the home loans. The rate of principal payments on the home loans will in turn be affected by the amortization schedules of the home loans, the rate and timing of principal prepayments on the home loans by the mortgagors, liquidations of defaulted home loans and repurchases of home loans due to breaches of representations.

         The rate and timing of principal payments on and the weighted average lives of the Class A-I Notes and Class A-II Notes will be affected primarily by the rate and timing of principal payments (including prepayments, defaults, liquidations and purchases) on the Group I Loans and Group II Loans, respectively. However, as a result of the cash flow provisions described in this prospectus supplement, Interest Collections from one loan group may be applied to cover principal losses and build overcollateralization in the other loan group. In addition, once the note balances of the notes related to a loan group have been reduced to zero, principal payments in respect of the loan group will be distributed to the remaining class or classes of Class A Notes related to the other loan group until their note balances have been reduced to zero.

         The timing of changes in the rate of prepayments, liquidations and repurchases of the home loans may, and the timing of Liquidation Loss Amounts will, significantly affect the yield to an investor, even if the average rate of principal payments experienced over time is consistent with an investor's expectation. Since the rate and timing of principal payments on the home loans will depend on future events and on a variety of factors, as further described in this prospectus supplement and in the prospectus under "Yield and Prepayment Considerations," no assurance can be given as to the rate or the timing of principal payments on the notes.

         The home loans in most cases may be prepaid by the mortgagors at any time. However, in some circumstances, some of the home loans will be subject to a prepayment charge. See "Description of the Home Loan Pool" in this prospectus supplement. In addition, as described under "Description of the Home Loan Pool--Home Loan Pool Characteristics" in this prospectus supplement, some of the home loans may be assumable under the terms of the mortgage note, and the remainder are subject to customary due-on-sale provisions. The master servicer shall enforce any due-on-sale clause contained in any mortgage note or mortgage, to the extent permitted under applicable law and governmental regulations. However, if the master servicer determines that it is reasonably likely that any mortgagor will bring, or if any mortgagor does bring, legal action to declare invalid or otherwise avoid enforcement of a due-on-sale clause contained in any mortgage note or mortgage, the master servicer shall not be required to enforce the due-on-sale clause or to contest the action. The extent to which some of the home loans are assumed by purchasers of the mortgaged properties rather than prepaid by the related mortgagors in connection with the sales of the mortgaged properties will affect the weighted average lives of the notes and may result in a prepayment experience on the home loans that differs from that on other conventional home loans. See "Yield and Prepayment Considerations" in the prospectus.

         Prepayments, liquidations and repurchases of the home loans will result in distributions to holders of the notes of principal amounts which would otherwise be distributed over the remaining terms of the home loans. Factors affecting prepayment, including defaults and liquidations, of home loans include changes in mortgagors' housing needs, job transfers, unemployment, mortgagors' net equity in the mortgaged properties, changes in the value of the mortgaged properties, mortgage market interest rates, solicitations and servicing decisions. In addition, if prevailing mortgage rates fell significantly below the loan rates on the home loans, the rate of prepayments, including refinancings, would be expected to increase. Conversely, if prevailing mortgage rates rose significantly above the loan rates on the home loans, the rate of prepayments on the home loans would be expected to decrease. Prepayment of the related first lien may also affect the rate of prepayments on the home loans.

         The yield to maturity of the notes will depend, in part, on whether, to what extent, and the timing with respect to which, any Reserve Increase Amount is used to accelerate payments of principal on the notes or the Reserve Amount Target is reduced. The amount of the Reserve Increase Amount paid to the notes on any payment date will be affected by, among other things, delinquencies on the home loans. See "Description of the Securities--Allocation of Payments on the Home Loans" in this prospectus supplement.

         The rate of defaults on the home loans will also affect the rate and timing of principal payments on the home loans. In general, defaults on home loans are expected to occur with greater frequency in their early years. The rate of default of home loans secured by second liens is likely to be greater than that of home loans secured by first liens on comparable properties. The rate of default on home loans which are refinance home loans, and on home loans with high combined LTV ratios, may be higher than for other types of home loans. Furthermore, the rate and timing of prepayments, defaults and liquidations on the home loans will be affected by the general economic condition of the region of the country in which the related mortgaged properties are located. The risk of delinquencies and loss is greater and prepayments are less likely in regions where a weak or deteriorating economy exists, as may be evidenced by, among other factors, increasing unemployment or falling property values. See "Yield and Prepayment Considerations" in the prospectus.

         Because the loan rates on the home loans and the note rates on the notes are fixed as set forth under "Description of the Securities--Interest Payments on the Notes" in this prospectus supplement, these rates will not change in response to changes in market interest rates. Accordingly, if market interest rates or market yields for securities similar to the notes were to rise, the market value of the notes may decline.

         In addition, the yield to maturity on the notes will depend on, among other things, the price paid by the holders of the notes and the related note rate. The extent to which the yield to maturity of a note is sensitive to prepayments will depend, in part, upon the degree to which it is purchased at a discount or premium. In general, if notes are purchased at a premium and principal distributions on the notes occur at a rate faster than assumed at the time of purchase, the investor's actual yield to maturity will be lower than anticipated at the time of purchase. Conversely, if notes are purchased at a discount and principal distributions on the notes occur at a rate slower than assumed at the time of purchase, the investor's actual yield to maturity will be lower than anticipated at the time of purchase. For additional considerations relating to the yield on the notes, see "Yield and Prepayment Considerations" in the prospectus.

         The notes are subject to various priorities for payment of principal as described in this prospectus supplement. Distributions of principal on classes having an earlier priority of payment will be affected by the rates of prepayment of the home loans early in the life of the home loan pool. The timing of commencement of principal distributions and the weighted average lives of notes with a later priority of payment will be affected by the rates of prepayment of the home loans both before and after the commencement of principal distributions on those classes.

         Final Scheduled Payment Dates: Using the structuring assumptions and assuming a 0% prepayment assumption, no losses or delinquencies on the home loans, and that on each payment date the Reserve Amount Target is always 0% of the aggregate cut-off date pool balance, the final scheduled payment date on each class of notes other than the Class A-I-7 Notes and Class A-II Notes will be as follows:

         o     for the Class A-I-1 Notes, the payment date in May 2009;

         o     for the Class A-I-2 Notes, the payment date in August 2011;

         o     for the Class A-I-3 Notes, the payment date in January 2014;

         o     for the Class A-I-4 Notes, the payment date in December 2014;

         o     for the Class A-I-5 Notes, the payment date in December 2016; and

         o     for the Class A-I-6 Notes, the payment date in April 2020.

         The final scheduled payment date with respect to the Class A-I-7 Notes and Class A-II Notes will be December 25, 2025 which is the payment date immediately following the latest scheduled maturity date for any home loan in the related loan group.

         Due to losses and prepayments on the home loans, the final scheduled payment date on each class of notes may be substantially earlier than the dates indicated in the preceding two paragraphs. In addition, the actual final payment date may be later than the final scheduled payment date, except with respect to the Class A-I-7 Notes and Class A-II Notes.

         Weighted Average Life: Weighted average life refers to the average amount of time that will elapse from the date of issuance of a security to the date of distribution to the investor of each dollar distributed in reduction of principal of the security, assuming no losses. The weighted average life of the notes will be influenced by, among other things, the amount of any Reserve Increase Amount paid to the Notes, and the rate at which principal on the home loans is paid, which may be in the form of scheduled amortization, prepayments or liquidations.

         The prepayment model used in this prospectus supplement, or prepayment assumption, represents an assumed rate of prepayment each month relative to the then outstanding principal balance of a pool of home loans. A 100% prepayment assumption assumes a constant prepayment rate of 2% per annum of the then outstanding principal balance of the home loans in the first month of the life of the home loans and an additional 0.9286% per annum in each month thereafter until the fifteenth month. Beginning in the fifteenth month and in each month thereafter during the life of the home loans, a 100% prepayment assumption assumes a constant prepayment rate of 15% per annum each month. As used in the table below, a 50% prepayment assumption assumes prepayment rates equal to 50% of the prepayment assumption. Correspondingly, a 150% prepayment assumption assumes prepayment rates equal to 150% of the prepayment assumption, and so forth. The prepayment assumption does not purport to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of home loans, including the home loans.

         The tables below have been prepared on the basis of specific assumptions as described below in this paragraph regarding the weighted average characteristics of the home loans that are expected to be included in the trust as described under "Description of the Home Loan Pool" in this prospectus supplement and the performance of the home loans. The tables assume, among other things, that:

         o The Group I Loans consist of five groups of home loans, with the home loans in each group having the following aggregate characteristics as of the cut-off date:






                                                                           ORIGINAL
                                                                         AMORTIZATION       REMAINING TERM
                     AGGREGATE                       LOAN RATE NET OF       TERM             TO MATURITY
  GROUP          PRINCIPAL BALANCE    LOAN RATE       SERVICING FEES       (MONTHS)            (MONTHS)
-----------      ------------------ -------------    --------------     -------------       --------------

   I-1           $   1,545,360.82      13.137%           12.557%              360                 358

   I-2              19,055,841.20      13.912            13.332               116                 114

   I-3             224,422,789.37      13.941            13.361               180                 178

   I-4              82,037,754.67      13.920            13.340               240                 238

   I-5             222,938,253.94      14.006            13.426               300                 298




         o the first group above consists of balloon loans with a remaining term to stated maturity of 178 months;

         o The Group II Loans consist of five groups of home loans, with the home loans in each group having the following aggregate characteristics as of the cut-off date:




                                                                              ORIGINAL
                                                                            AMORTIZATION        REMAINING TERM
                     AGGREGATE                          LOAN RATE NET OF        TERM              TO MATURITY
  GROUP          PRINCIPAL BALANCE       LOAN RATE       SERVICING FEES       (MONTHS)             (MONTHS)
 --------       ------------------       ---------       ---------------    ------------        ---------------

   II-1         $     699,108.86          12.570%           11.990%              360                  358

   II-2               780,010.83          13.521            12.941               120                  117

   II-3             6,221,045.07          13.674            13.094               180                  178

   II-4             3,907,682.97          13.389            12.809               240                  238

   II-5            13,392,152.27          13.408            12.828               300                  298





         o the first group above consists of balloon loans with a remaining term to stated maturity of 178 months.

         In addition, the following assumptions apply to the Group I Loans and Group II Loans:

         o the scheduled monthly payment for each home loan has been based on its outstanding principal balance, interest rate and remaining term to maturity, so that the home loan will amortize in amounts sufficient for its repayment over its remaining term to maturity;

         o none of the seller, the master servicer or the depositor will repurchase any home loan, as described under "Description of the Securities--Assignment of the Trust Assets" and "--Representations Relating to Loans" in the prospectus, and the master servicer does not exercise its option to purchase the home loans and, as a result, cause a termination of the trust except as indicated in the tables;

         o there are no delinquencies or Liquidation Loss Amounts on the home loans, and principal payments on the home loans will be timely received together with prepayments, if any, on the last day of the month and at the respective constant percentages of the prepayment assumption in the table;

         o there is no prepayment interest shortfall or any other interest shortfall in any month;

         o the home loans, including the simple interest home loans, pay on the basis of a 30-day month and a 360-day year;

         o payments on the notes will be received on the 25th day of each month, commencing in January 2001;

         o the expenses described under "Description of the Securities--Allocation of Payments on the Home Loans" in this prospectus supplement will be paid out of the trust, and there are no additional ongoing trust expenses payable out of the trust; and

         o     the notes will be purchased on December 21, 2000.

This list of assumptions is referred to as the structuring assumptions.

         The actual characteristics and performance of the home loans will differ from the assumptions used in constructing the tables below, which are hypothetical in nature and are provided only to give a general sense of how the principal cash flows might behave under varying prepayment scenarios. For example, it is very unlikely that the home loans will prepay at a constant level of the prepayment assumption until maturity or that all of the home loans will prepay at the same level of the prepayment assumption. Moreover, the diverse remaining terms to maturity and mortgage rates of the home loans could produce slower or faster principal distributions than indicated in the tables at the various constant percentages of the prepayment assumption, even if the weighted average remaining terms to maturity and weighted average loan rate of the home loans are as assumed. Any difference between the assumptions and the actual characteristics and performance of the home loans, or actual prepayment or loss experience, will affect the percentage of initial note balance outstanding over time and the weighted average lives of the notes.

         Subject to the foregoing discussion and assumptions, the following tables indicate the weighted average life of the notes, and list the percentage of the initial note balance of the notes that would be outstanding after each of the payment dates shown at various percentages of the prepayment assumption.



                        PERCENT OF INITIAL NOTE BALANCE OUTSTANDING AT THE FOLLOWING PERCENTAGES OF THE PREPAYMENT ASSUMPTION

                                                CLASS A-I-1                                        CLASS A-I-2
                            --------------------------------------------------  -------------------------------------------------


DISTRIBUTION DATE               0%       50%     75%     100%    125%     150%     0%       50%    75%     100%    125%     150%
-----------------               --       ---     ---     ----    ----     ----    ---      ----   ----     ----    ----     ----
Initial Percentage........     100%     100%    100%     100%    100%     100%    100%     100%   100%     100%    100%     100%
December 2001.............      84       63      52       42      31       20     100      100    100      100     100      100
December 2002.............      76       23       0        0       0        0     100      100     94       42       0        0
December 2003.............      67        0       0        0       0        0     100       69      0        0       0        0
December 2004.............      57        0       0        0       0        0     100        0      0        0       0        0
December 2005.............      45        0       0        0       0        0     100        0      0        0       0        0
December 2006.............      32        0       0        0       0        0     100        0      0        0       0        0
December 2007.............      16        0       0        0       0        0     100        0      0        0       0        0
December 2008.............       0        0       0        0       0        0      96        0      0        0       0        0
December 2009.............       0        0       0        0       0        0      54        0      0        0       0        0
December 2010.............       0        0       0        0       0        0       9        0      0        0       0        0
December 2011.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2012.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2013.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2014.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2015.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2016.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2017.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2018.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2019.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2020.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2021.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2022.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2023.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2024.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2025.............       0        0       0        0       0        0       0        0      0        0       0        0
Weighted Average Life
 to Maturity in Years......      4.3      1.4     1.1      0.9     0.8      0.7     9.1      3.3    2.5      2.0     1.7      1.5


                                               CLASS A-I-3
                           -----------------------------------------------------

DISTRIBUTION DATE             0%       50%      75%    100%    125%      150%
-----------------             ---      ---     ----    ----    ----      ----
Initial Percentage........    100%     100%    100%    100%    100%      100%
December 2001.............    100      100     100     100     100       100
December 2002.............    100      100     100     100      95        62
December 2003.............    100      100      95      45       0         0
December 2004.............    100       97      32       0       0         0
December 2005.............    100       50       0       0       0         0
December 2006.............    100        5       0       0       0         0
December 2007.............    100        0       0       0       0         0
December 2008.............    100        0       0       0       0         0
December 2009.............    100        0       0       0       0         0
December 2010.............    100        0       0       0       0         0
December 2011.............     72        0       0       0       0         0
December 2012.............     34        0       0       0       0         0
December 2013.............      0        0       0       0       0         0
December 2014.............      0        0       0       0       0         0
December 2015.............      0        0       0       0       0         0
December 2016.............      0        0       0       0       0         0
December 2017.............      0        0       0       0       0         0
December 2018.............      0        0       0       0       0         0
December 2019.............      0        0       0       0       0         0
December 2020.............      0        0       0       0       0         0
December 2021.............      0        0       0       0       0         0
December 2022.............      0        0       0       0       0         0
December 2023.............      0        0       0       0       0         0
December 2024.............      0        0       0       0       0         0
December 2025.............      0        0       0       0       0         0
Weighted Average Life
 to Maturity in Years......    11.6      5.1     3.8     3.0     2.5       2.2


-------

       The weighted average life of a note is determined by (i) multiplying the net reduction, if any, of note balance by the number of years from the date of issuance of the note to the related payment date, (ii) adding the results, and (iii) dividing the sum by the aggregate of the net reductions.

       THIS TABLE HAS BEEN PREPARED BASED UPON THE STRUCTURING ASSUMPTIONS, WHICH MAY DIFFER FROM THE ACTUAL CHARACTERISTICS AND PERFORMANCE OF THE HOME LOANS. THIS TABLE SHOULD BE READ IN CONJUNCTION WITH THESE STRUCTURING ASSUMPTIONS.

*      Indicates a number that is greater than zero but less than 0.5%.


                   PERCENT OF INITIAL NOTE BALANCE OUTSTANDING AT THE FOLLOWING PERCENTAGES OF THE PREPAYMENT ASSUMPTION

                                                CLASS A-I-4                                        CLASS A-I-5
                            -------------------------------------------------   ------------------------------------------------
DISTRIBUTION DATE               0%      50%     75%      100%    125%     150%     0%      50%    75%      100%    125%     150%
-----------------              ---     ----    ----      ----    ----     ----    ---      ---    ---      ----    ----     ---
Initial Percentage........     100%     100%    100%     100%    100%     100%    100%     100%   100%     100%    100%     100%
December 2001.............     100      100     100      100     100      100     100      100    100      100     100      100
December 2002.............     100      100     100      100     100      100     100      100    100      100     100      100
December 2003.............     100      100     100      100      97        4     100      100    100      100     100      100
December 2004.............     100      100     100       42       0        0     100      100    100      100      57        0
December 2005.............     100      100      48        0       0        0     100      100    100       45       0        0
December 2006.............     100      100       0        0       0        0     100      100     63        0       0        0
December 2007.............     100       20       0        0       0        0     100      100      4        0       0        0
December 2008.............     100        0       0        0       0        0     100       60      0        0       0        0
December 2009.............     100        0       0        0       0        0     100       10      0        0       0        0
December 2010.............     100        0       0        0       0        0     100        0      0        0       0        0
December 2011.............     100        0       0        0       0        0     100        0      0        0       0        0
December 2012.............     100        0       0        0       0        0     100        0      0        0       0        0
December 2013.............      77        0       0        0       0        0     100        0      0        0       0        0
December 2014.............       0        0       0        0       0        0      80        0      0        0       0        0
December 2015.............       0        0       0        0       0        0       9        0      0        0       0        0
December 2016.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2017.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2018.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2019.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2020.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2021.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2022.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2023.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2024.............       0        0       0        0       0        0       0        0      0        0       0        0
December 2025.............       0        0       0        0       0        0       0        0      0        0       0        0
Weighted Average Life
 to Maturity in Years......     13.3      6.7     5.0      4.0     3.3      2.8    14.5      8.2    6.3      5.0     4.1      3.5


                                              CLASS A-I-6
                           -------------------------------------------------------
DISTRIBUTION DATE            0%       50%      75%    100%    125%      150%
-----------------            ---      ---     ----    ----    ----      ----
Initial Percentage........   100%     100%    100%    100%    100%      100%
December 2001.............   100      100     100     100     100       100
December 2002.............   100      100     100     100     100       100
December 2003.............   100      100     100     100     100       100
December 2004.............   100      100     100     100     100        96
December 2005.............   100      100     100     100      78        27
December 2006.............   100      100     100      81      22         0
December 2007.............   100      100     100      32       0         0
December 2008.............   100      100      60       0       0         0
December 2009.............   100      100      21       0       0         0
December 2010.............   100       70       0       0       0         0
December 2011.............   100       34       0       0       0         0
December 2012.............   100        *       0       0       0         0
December 2013.............   100        0       0       0       0         0
December 2014.............   100        0       0       0       0         0
December 2015.............   100        0       0       0       0         0
December 2016.............    87        0       0       0       0         0
December 2017.............    63        0       0       0       0         0
December 2018.............    35        0       0       0       0         0
December 2019.............     3        0       0       0       0         0
December 2020.............     0        0       0       0       0         0
December 2021.............     0        0       0       0       0         0
December 2022.............     0        0       0       0       0         0
December 2023.............     0        0       0       0       0         0
December 2024.............     0        0       0       0       0         0
December 2025.............     0        0       0       0       0         0
Weighted Average Life
 to Maturity in Years......   17.4     10.6     8.3     6.7     5.6       4.7

-------

         The weighted average life of a note is determined by (i) multiplying the net reduction, if any, of note balance by the number of years from the date of issuance of the note to the related payment date, (ii) adding the results, and (iii) dividing the sum by the aggregate of the net reductions.

         THIS TABLE HAS BEEN PREPARED BASED UPON THE STRUCTURING ASSUMPTIONS, WHICH MAY DIFFER FROM THE ACTUAL CHARACTERISTICS AND PERFORMANCE OF THE HOME LOANS. THIS TABLE SHOULD BE READ IN CONJUNCTION WITH THESE STRUCTURING ASSUMPTIONS.

*        Indicates a number that is greater than zero but less than 0.5%.



                     PERCENT OF INITIAL NOTE BALANCE OUTSTANDING AT THE FOLLOWING PERCENTAGES OF THE PREPAYMENT ASSUMPTION

                                                CLASS A-I-7                                        CLASS A-II
                            --------------------------------------------------   --------------------------------------------------
DISTRIBUTION DATE               0%      50%     75%      100%    125%     150%     0%      50%     75%     100%    125%     150%
-----------------               --      ---     ---      ---     ---      ---      --      ---     ---     ---     ---      ---

Initial Percentage........     100%     100%    100%     100%    100%     100%    100%     100%   100%     100%    100%     100%
December 2001.............     100      100     100      100     100      100      97       92     90       88      86       83
December 2002.............     100      100     100      100     100      100      96       84     79       73      68       63
December 2003.............     100      100     100      100     100      100      94       76     68       61      54       48
December 2004.............     100      100     100      100     100      100      92       69     59       51      43       36
December 2005.............     100      100     100      100     100      100      90       62     51       42      34       28
December 2006.............     100      100     100      100     100       86      88       56     44       35      27       21
December 2007.............     100      100     100      100      87       64      85       50     38       29      21       16
December 2008.............     100      100     100       95      68       47      82       45     33       24      17       12
December 2009.............     100      100     100       77      52       34      79       40     28       19      13        9
December 2010.............     100      100      93       61      39       24      75       35     24       16      10        6
December 2011.............     100      100      77       48      29       17      71       31     20       13       8        4
December 2012.............     100      100      62       37      21       11      67       27     17       10       6        3
December 2013.............     100       83      49       28      15        7      61       23     14        8       4        2
December 2014.............     100       66      37       20      10        4      56       19     11        6       3        1
December 2015.............     100       51      27       13       6        2      47       15      8        4       2        1
December 2016.............     100       43      22       10       4        1      44       13      7        3       1        *
December 2017.............     100       36      17        7       2        0      40       11      5        2       1        0
December 2018.............     100       29      13        5       1        0      36        9      4        2       *        0
December 2019.............     100       23       9        3       *        0      31        7      3        1       *        0
December 2020.............      83       17       6        1       0        0      26        5      2        1       0        0
December 2021.............      70       13       4        *       0        0      22        4      1        *       0        0
December 2022.............      55        9       2        0       0        0      17        3      1        0       0        0
December 2023.............      38        5       1        0       0        0      12        2      *        0       0        0
December 2024.............      17        1       0        0       0        0       6        *      0        0       0        0
December 2025.............       0        0       0        0       0        0       0        0      0        0       0        0
Weighted Average Life
to Maturity in Years......      22.2     16.3    13.7     11.6     9.9      8.5    14.7      8.3    6.6      5.4     4.5      3.9
Weighted Average Life
to Call in Years**........      21.8     14.9    12.5     10.5     8.8      7.6    14.6      7.9    6.2      5.1     4.2      3.6

-------

         The weighted average life of a note is determined by (i) multiplying the net reduction, if any, of note balance by the number of years from the date of issuance of the note to the related payment date, (ii) adding the results, and (iii) dividing the sum by the aggregate of the net reductions.

         THIS TABLE HAS BEEN PREPARED BASED UPON THE STRUCTURING ASSUMPTIONS, WHICH MAY DIFFER FROM THE ACTUAL CHARACTERISTICS AND PERFORMANCE OF THE HOME LOANS. THIS TABLE SHOULD BE READ IN CONJUNCTION WITH THESE STRUCTURING ASSUMPTIONS.

         *  Indicates a number that is greater than zero but less than 0.5%.

         ** Assumes an optional termination is exercised on the first payment date when the aggregate pool balance is less than 10% of the aggregate cut-off date pool balance.

                 DESCRIPTION OF THE HOME LOAN PURCHASE AGREEMENT

         The home loans to be deposited in the trust by the depositor will be purchased by the depositor from the seller under the home loan purchase agreement dated as of December 1, 2000 between the seller and the depositor. The following summary describes the primary terms of the home loan purchase agreement and is qualified in its entirety by reference to the home loan purchase agreement.

PURCHASE OF HOME LOANS

         Under the home loan purchase agreement, the seller will transfer and assign to the depositor all of its right, title and interest in and to the home loans and the mortgage notes, mortgages and other related documents. The purchase prices for the home loans are specified percentages of their face amounts as of the time of transfer and are payable by the depositor as provided in the home loan purchase agreement.

         The home loan purchase agreement will require that, within the time period specified in this prospectus supplement, the seller deliver to the indenture trustee, or the custodian, the home loans sold by the seller and the related documents described in the preceding paragraph for the home loans.

REPRESENTATIONS AND WARRANTIES

         The seller will represent and warrant with respect to the home loans that, among other things:

         o the information with respect to the home loans in the schedule attached to the home loan purchase agreement is true and correct in all material respects, and

         o immediately prior to the sale of the home loans to the depositor, the seller was the sole owner and holder of the home loans free and clear of any and all liens and security interests.

         The seller will also represent and warrant that, among other things, as of the closing date:

         o the home loan purchase agreement constitutes a legal, valid and binding obligation of the seller, and

         o the home loan purchase agreement constitutes a valid transfer and assignment of all right, title and interest of the seller in and to the home loans and the proceeds of the home loans.

         The benefit of the representations and warranties made by the seller will be assigned to the indenture trustee.

         Within 90 days of the closing date, Wells Fargo Bank Minnesota, N.A., the custodian, will review or cause to be reviewed the home loans and the related documents. If any home loan or related document is found to be missing or defective, and the defect or omission materially and adversely affects the value of the related home loan, or the interests of the indenture trustee, as pledgee of the home loans, the securityholders or the credit enhancer in the home loan and the defect is not cured within 90 days following notification of the defect or omission to the seller and the trust by the custodian, the seller will be obligated under the home loan purchase agreement to deposit the repurchase price into the Custodial Account. In lieu of any deposit, the seller may substitute an eligible substitute loan; provided that the substitution may be subject to the delivery of an opinion of counsel regarding tax matters. Any purchase or substitution will result in the removal of the home loan required to be removed from the trust. Any removed home loan is referred to as a deleted loan. The obligation of the seller to remove deleted loans sold by it from the trust is the sole remedy regarding any defects in the home loans sold by the seller and related documents for the home loans available against the seller.

         As to any home loan, the repurchase price referred to in the preceding paragraph is equal to the principal balance of the home loan at the time of any removal described in the preceding paragraph plus its accrued and unpaid interest to the date of removal. In connection with the substitution of an eligible substitute loan, the seller will be required to deposit in the Custodial Account a substitution adjustment amount equal to the excess of the principal balance of the related deleted loan to be removed from the trust over the principal balance of the eligible substitute loan.

         An eligible substitute loan is a home loan substituted by the seller for a deleted loan which must, on the date of the substitution:

         o have an outstanding principal balance, or in the case of a substitution of more than one home loan for a deleted loan, an aggregate principal balance, not in excess of the principal balance relating to the deleted loan;

         o have a loan rate no lower than and not more than 1% in excess of the loan rate of the deleted loan;

         o have a combined LTV ratio at the time of substitution no higher than that of the deleted loan at the time of substitution;

         o have, at the time of substitution, a remaining term to maturity not more than one year earlier and not later than the remaining term to maturity of the deleted loan;

         o comply with each representation and warranty as to the home loans in the home loan purchase agreement, deemed to be made as of the date of substitution;

         o be ineligible for inclusion in a REMIC if the deleted loan was a REMIC ineligible loan, generally, because (a) the value of the real property securing the deleted loan was not at least equal to eighty percent of the original principal balance of the deleted loan, calculated by subtracting the amount of any liens that are senior to the loan and a proportionate amount of any lien of equal priority from the value of the property when the loan was originated and (b) substantially all of the proceeds of the deleted loan were not used to acquire, improve or protect an interest in the real property securing the loan; and

         o     satisfy other conditions specified in the indenture.

         In addition, the seller will be obligated to deposit the repurchase price or substitute an eligible substitute loan for a home loan as to which there is a breach of a representation or warranty in the home loan purchase agreement and the breach is not cured by the seller within the time provided in the home loan purchase agreement.


                     DESCRIPTION OF THE SERVICING AGREEMENT

         The following summary describes terms of the servicing agreement, dated as of December 21, 2000 among the trust, the indenture trustee and the master servicer. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the servicing agreement. Whenever particular defined terms of the servicing agreement are referred to, the defined terms are incorporated in this prospectus supplement by reference. See "The Agreements" in the prospectus.

THE MASTER SERVICER

         Residential Funding Corporation, an indirect wholly-owned subsidiary of GMAC Mortgage Group, Inc. and an affiliate of the depositor, will be responsible for master servicing the home loans under the servicing agreement. Residential Funding Corporation will also be responsible for servicing the home loans in accordance with its servicing guide directly or through one or more subservicers. Responsibilities of Residential Funding Corporation will include the receipt of funds from subservicers, the reconciliation of servicing activity, investor reporting and remittances to the indenture trustee and the owner trustee to accommodate payments to securityholders. For a general description of Residential Funding Corporation and its activities, see "The Home Loan Pool--Residential Funding Corporation" in this prospectus supplement and "Residential Funding Corporation" in the prospectus.

         In addition, Residential Funding Corporation will undertake collection activity and default management of any home loans currently subserviced by GMAC Mortgage Corporation, if such home loans become delinquent. Neither the master servicer nor any subservicer will be required to make advances relating to delinquent payments of principal and interest on the home loans.

         For information regarding foreclosure procedures, see "Description of the Securities--Servicing and Administration of Trust Assets" in the prospectus. Servicing and charge-off policies and collection practices may change over time in accordance with Residential Funding Corporation's business judgment, changes in Residential Funding Corporation's portfolio of home loans of the types included in the home loan pool that it services for its clients and applicable laws and regulations, and other considerations.

THE INITIAL SUBSERVICER

         Primary servicing for the home loans will be provided by GMAC Mortgage Corporation under a subservicing agreement with the master servicer. GMAC Mortgage Corporation is an indirect wholly-owned subsidiary of General Motors Acceptance Corporation. GMAC Mortgage Corporation is engaged in the mortgage banking business, including the origination, purchase, sale and servicing of residential loans.

         GMAC Mortgage Corporation's executive offices are located at 100 Witmer Road, Horsham, Pennsylvania 19044-0963.

DELINQUENCY AND LOSS EXPERIENCE OF THE MASTER SERVICER'S PORTFOLIO

         The following tables summarize the delinquency and loss experience of the master servicer for all loans originated or acquired by the master servicer under its home equity 125 loan program. The data presented in the following tables are for illustrative purposes only, and there is no assurance that the delinquency and loss experience of the home loans will be similar to that set forth in the tables below.

         The information in the tables below has not been adjusted to eliminate the effect of the significant growth in the size of the master servicer's home equity 125 loan portfolio during the periods shown. Accordingly, loss and delinquency as percentages of aggregate principal balance of the home equity 125 loans serviced for each period would be higher than those shown if some of the home loans were artificially isolated at a point in time and the information showed the activity only as to those home equity 125 loans.

         There can be no assurance that the delinquency experience set forth in the tables below will be representative of the results that may be experienced by the home loans serviced by the initial subservicers.

         As used in this prospectus supplement, a loan is considered to be "30 to 59 days" or "30 or more days" delinquent when a payment due on any due date remains unpaid as of the close of business on the next following monthly due date. However, since the determination as to whether a loan falls into this category is made as of the close of business on the last business day of each month, a loan with a payment due on July 1 that remained unpaid as of the close of business on July 31 would still be considered current as of July 31. If that payment remained unpaid as of the close of business on August 31, the loan would then be considered to be 30 to 59 days delinquent. Delinquency information presented in this prospectus supplement as of the cut-off date is determined and prepared as of the close of business on the last business day immediately prior to the cut-off date.

              HOME EQUITY 125 LOAN PORTFOLIO DELINQUENCY EXPERIENCE


                                       AT DECEMBER 31, 1998              AT DECEMBER 31, 1999          AT SEPTEMBER 30, 2000
                                 --------------------------------  -------------------------------   ---------------------------

                                  BY NO. OF     BY DOLLAR AMOUNT     BY NO. OF       BY DOLLAR       BY NO. OF       BY DOLLAR
                                    LOANS           OF LOANS           LOANS      AMOUNT OF LOANS     LOANS        AMOUNT OF LOANS
                                 ------------- ------------------  -------------  ----------------   -----------   ---------------

Total Active Portfolio..........
                                    21,801        $766,661,924        72,221        $2,563,539,307      112,014     $4,036,110,084
Total Portfolio (Fund Amt)......
                                    23,615        $839,480,133        77,912        $2,802,042,641      123,890     $4,538,425,203
Period of Delinquency
   30-59 days...................
                                       205        $  6,352,595           392           $12,851,232          524     $   16,960,847
   60-89 days...................
                                        45        $  1,496,715           180        $    5,815,745          291     $    9,713,257
   90+ days.....................
                                       200        $  6,720,291           442        $   15,337,068          896     $   30,403,302
Total Delinquent Loans..........
                                       450        $ 14,569,601         1,014        $   34,004,046        1,711     $   57,077,406
Percent of Portfolio............
                                      2.06%               1.90%         1.40%                 1.33%        1.53%              1.41%
Completed Foreclosures..........
                                         0                 --              1        $       56,774            4     $      165,839
Foreclosure %...................
                                      0.00%               0.00%         0.00%                 0.00%        0.00%              0.00%
Completed Chargeoffs............
                                        56         $ 1,651,587           343        $   10,229,167          756     $    7,799,839
Chargeoff %.....................
                                      0.24%               0.20%         0.44%                 0.37%        0.61%              0.61%
App./Pending Foreclosures.......
                                         6         $   268,086            10        $      346,072           43     $    1,590,866
App./Pending Foreclosure %......
                                      0.03%               0.03%         0.01%                 0.01%        0.04%              0.04%
App./Pending Chargeoffs.........
                                        71         $ 2,146,794           275        $    8,831,539          533     $   17,652,249
App./Pending Chargeoff %........
                                      0.33%               0.28%         0.38%                 0.34%        0.48%              0.44%



         Because collection activity and default management of the home loans subserviced by GMAC Mortgage Corporation will be transferred to Residential Funding Corporation immediately upon delinquency, the loss and delinquency experience of GMAC Mortgage Corporation is not relevant to this transaction and is therefore not included in this prospectus supplement.

SERVICING AND OTHER COMPENSATION AND PAYMENT OF EXPENSES

         The servicing fee for each home loan is payable out of the interest payments on the home loan. The servicing fee as of the cut-off date for each home loan will be 0.58% per annum of the outstanding principal balance of the home loan. The Servicing Fees consist of (a) servicing compensation payable to the master servicer relating to its master servicing activities, and (b) subservicing and other related compensation payable to the subservicers, including the compensation paid to the master servicer as the direct servicer of a home loan for which there is no subservicer. The primary compensation to be paid to the master servicer relating to its master servicing activities will be 0.08% per annum of the outstanding principal balance of each home loan. The master servicer is obligated to pay some ongoing expenses associated with the trust and incurred by the master servicer in connection with its responsibilities under the servicing agreement. See "Description of the Securities--Servicing and Administration of Trust Assets" in the prospectus for information regarding other possible compensation to the master servicer and the subservicers and for information regarding expenses payable by the master servicer.

PRINCIPAL AND INTEREST COLLECTIONS

         The master servicer shall establish and maintain a Custodial Account in which the master servicer shall deposit or cause to be deposited any amounts representing payments on and any collections received relating to the home loans received on or after the cut-off date. The Custodial Account shall be an Eligible Account. On each determination date, which is the 20th day of each month, or if that day is not a business day, the following business day, the master servicer will notify the paying agent and the indenture trustee of the aggregate amounts required to be withdrawn from the Custodial Account and deposited into the Payment Account prior to the close of business on the business day following the determination date.

         Permitted investments are specified in the servicing agreement and are limited to investments which meet the criteria of the rating agencies from time to time as being consistent with their then-current ratings of the notes.

         The master servicer will make the following withdrawals from the Custodial Account and deposit the amounts as follows:

         o on the business day prior to each payment date, to the Payment Account, an amount equal to Principal Collections and Interest Collections for the preceding Collection Period; and

         o to pay to itself or the seller various reimbursement amounts and other amounts as provided in the servicing agreement.

         All collections on the home loans will generally be allocated in accordance with the mortgage notes between Principal Collections and Interest Collections. As to unscheduled collections, the master servicer may elect to treat the amounts as included in Principal Collections and Interest Collections for the payment date in the month of receipt, but is not obligated to do so. As described in this prospectus supplement under "Description of the Securities--Principal Payments on the Notes," any amount for which the election is so made shall be treated as having been received on the last day of the related Collection Period for the purposes of calculating the amount of principal and interest distributions to the notes.

RELEASE OF LIEN; REFINANCING OF SENIOR LIEN

         The servicing agreement permits the master servicer to release the lien on the mortgaged property securing a home loan under limited circumstances if the home loan is current in payment. A release may be made in any case where the borrower simultaneously delivers a mortgage on a substitute mortgaged property, if the combined LTV ratio is not increased. A release may also be made, in connection with a simultaneous substitution of the mortgaged property, if the combined LTV ratio would be increased to not more than the lesser of (a) 125% and (b) 105% times the combined LTV ratio previously in effect, if the master servicer determines that appropriate compensating factors are present. Furthermore, a release may also be permitted in cases where no substitute mortgaged property is provided, causing the home loan to become unsecured, subject to limitations in the servicing agreement. At the time of the release, some terms of the home loan may be modified, including a loan rate increase or a maturity extension, and the terms of the home loan may be further modified in the event that the borrower subsequently delivers a mortgage on a substitute mortgaged property.

         The master servicer may permit the refinancing of any existing lien senior to a home loan, provided that specified conditions in the servicing agreement are met.

COLLECTION AND LIQUIDATION PRACTICES; LOSS MITIGATION

         The master servicer is authorized to engage in a wide variety of loss mitigation practices with respect to the home loans, including waivers, modifications, payment forbearances, partial forgiveness, entering into repayment schedule arrangements, and capitalization of arrearages; provided in any case that the master servicer determines that the action is not materially adverse to the interests of the indenture trustee as pledgee of the home loans and is generally consistent with the master servicer's policies with respect to similar loans; and provided further that some modifications, including reductions in the loan rate, partial forgiveness or a maturity extension, may only be taken if the home loan is in default or if default is reasonably foreseeable. For home loans that come into and continue in default, the master servicer may take a variety of actions including foreclosure upon the mortgaged property, writing off the balance of the home loan as bad debt, taking a deed in lieu of foreclosure, accepting a short sale, permitting a short refinancing, arranging for a repayment plan, modifications as described above, or taking an unsecured note. See "Description of the Securities--Servicing and Administration of Trust Assets" in the prospectus.

OPTIONAL REPURCHASE OF DEFAULTED HOME LOANS

         Under the servicing agreement, the master servicer will have the option to repurchase from the trust any home loan which is 60 days or more delinquent at a purchase price equal to its principal balance plus accrued interest.


                DESCRIPTION OF THE TRUST AGREEMENT AND INDENTURE

         The following summary describes the primary terms of the trust agreement and the indenture. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the trust agreement and the indenture. See "The Agreements" in the prospectus.

THE TRUST FUND

         Simultaneously with the issuance of the notes, the issuer will pledge the assets of the trust to the indenture trustee as collateral for the notes. As pledgee of the home loans, the indenture trustee will be entitled to direct the trust in the exercise of all rights and remedies of the trust against the seller under the home loan purchase agreement and against the master servicer under the servicing agreement.

REPORTS TO HOLDERS

         The indenture trustee will mail to each holder of notes, at its address listed on the security register maintained with the indenture trustee, a report setting forth amounts relating to the notes for each payment date, among other things:

         o the amount of principal payable on the payment date to the holders of securities;

         o the amount of interest payable on the payment date to the holders of securities;

         o the aggregate note balance of the notes after giving effect to the payment of principal on the payment date;

         o Principal Collections and Interest Collections for the related Collection Period;

         o the aggregate principal balance of the home loans as of the end of the preceding Collection Period;

         o the Outstanding Reserve Amount as of the end of the related Collection Period; and

         o the amount paid, if any, under the policy and the limited reimbursement agreement for the payment date.

         In the case of information furnished under the first and second listed clause above relating to the notes, the amounts shall be expressed as a dollar amount per $1,000 in face amount of notes.

CERTAIN COVENANTS

         The indenture will provide that the issuer may not consolidate with or merge into any other entity, unless:

         o the entity formed by or surviving the consolidation or merger is organized under the laws of the United States, any state or the District of Columbia,

         o the entity expressly assumes, by an indenture supplemental to the indenture, the issuer's obligation to make due and punctual payments upon the notes and the performance or observance of any agreement and covenant of the issuer under the indenture,

         o no event of default shall have occurred and be continuing immediately after the merger or consolidation,

         o the issuer has received consent of the credit enhancer and has been advised that the ratings of the securities, without regard to the policy, then in effect would not be reduced or withdrawn by any rating agency as a result of the merger or consolidation,

         o any action that is necessary to maintain the lien and security interest created by the indenture is taken,

         o the issuer has received an opinion of counsel to the effect that the consolidation or merger would have no material adverse tax consequence to the issuer or to any noteholder or certificateholder, and

         o the issuer has delivered to the indenture trustee an officer's certificate and an opinion of counsel each stating that the consolidation or merger and the supplemental indenture comply with the indenture and that all conditions precedent, as provided in the indenture, relating to the transaction have been complied with.

The issuer will not, among other things:

         o except as expressly permitted by the indenture, sell, transfer, exchange or otherwise dispose of any of the assets of the issuer,

         o claim any credit on or make any deduction from the principal and interest payable relating to the notes, other than amounts withheld under the Internal Revenue Code or applicable state law, or assert any claim against any present or former holder of notes because of the payment of taxes levied or assessed upon the issuer,

         o permit the validity or effectiveness of the indenture to be impaired or permit any person to be released from any covenants or obligations with respect to the notes under the indenture except as may be expressly permitted by the indenture, or

         o permit any lien, charge, excise, claim, security interest, mortgage or other encumbrance to be created on or extend to or otherwise arise upon or burden the assets of the issuer or any part of its assets, or any of its interest or the proceeds of its assets.

The issuer may not engage in any activity other than as specified under "The Issuer" in this prospectus supplement.

MODIFICATION OF INDENTURE

         With the consent of the holders of a majority of the outstanding notes and the credit enhancer, the issuer and the indenture trustee may execute a supplemental indenture to add provisions to, change in any manner or eliminate any provisions of, the indenture, or modify, except as provided below, in any manner the rights of the noteholders. Without the consent of the holder of each outstanding note affected by that modification and the credit enhancer, however, no supplemental indenture will:

         o change the due date of any installment of principal of or interest on any note or reduce its principal amount, its interest rate specified or change any place of payment where or the coin or currency in which any note or any of its interest is payable;

         o impair the right to institute suit for the enforcement of some provisions of the indenture regarding payment;

         o reduce the percentage of the aggregate amount of the outstanding notes, the consent of the holders of which is required for any supplemental indenture or the consent of the holders of which is required for any waiver of compliance with some provisions of the indenture or of some defaults thereunder and their consequences as provided for in the indenture;

         o modify or alter the provisions of the indenture regarding the voting of notes held by the issuer, the depositor or an affiliate of any of them;

         o decrease the percentage of the aggregate principal amount of notes required to amend the sections of the indenture which specify the applicable percentage of aggregate principal amount of the notes necessary to amend the indenture or some other related agreements;

         o modify any of the provisions of the indenture in a manner as to affect the calculation of the amount of any payment of interest or principal due on any note, including the calculation of any of the individual components of the calculation; or

         o permit the creation of any lien ranking prior to or, except as otherwise contemplated by the indenture, on a parity with the lien of the indenture with respect to any of the collateral for the notes or, except as otherwise permitted or contemplated in the indenture, terminate the lien of the indenture on any collateral or deprive the holder of any note of the security afforded by the lien of the indenture.

         The issuer and the indenture trustee may also enter into supplemental indentures, with the consent of the credit enhancer and without obtaining the consent of the noteholders, for the purpose of, among other things, curing any ambiguity, correcting any error, or correcting or supplementing any provision in the indenture that may be inconsistent with any other provision in the indenture or in this prospectus supplement.

CERTAIN MATTERS REGARDING THE INDENTURE TRUSTEE AND THE ISSUER

         Neither the indenture trustee nor any director, officer or employee of the indenture trustee will be under any liability to the issuer or the related noteholders for any action taken or for refraining from the taking of any action in good faith under the indenture or for errors in judgment. None of the indenture trustee and any director, officer or employee of the indenture trustee will be protected against any liability which would otherwise be imposed by reason of willful malfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations and duties under the indenture. Subject to limitations in the indenture, the indenture trustee and any director, officer, employee or agent of the indenture trustee shall be indemnified by the issuer and held harmless against any loss, liability or expense incurred in connection with investigating, preparing to defend or defending any legal action, commenced or threatened, relating to the indenture other than any loss, liability or expense incurred by reason of willful malfeasance, bad faith or negligence in the performance of its duties under the indenture or by reason of reckless disregard of its obligations and duties under the indenture. All persons into which the indenture trustee may be merged or with which it may be consolidated or any person resulting from a merger or consolidation shall be the successor of the indenture trustee under the indenture.


                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         In the opinion of Thacher Proffitt & Wood, counsel to the depositor, for federal income tax purposes, the notes will be characterized as indebtedness and the issuer, as created under the terms and conditions of the trust agreement, will not be classified as an association taxable as a corporation, a publicly traded partnership within the meaning of Section 7704 of the Internal Revenue Code, a corporation or a taxable mortgage pool under Section 7701(i) of the Internal Revenue Code.

         For federal income tax purposes, the notes will not be treated as having been issued with "original issue discount," as described in the prospectus. See "Material Federal Income Tax Consequences" in the prospectus.

         The notes will not be treated as assets described in Section 7701(a)(19)(C) of the Internal Revenue Code and will not be treated as "real estate assets" under Section 856(c)(4)(A) of the Internal Revenue Code. In addition, interest on the notes will not be treated as "interest on obligations secured by mortgages on real property" under Section 856(c)(3)(B) of the Internal Revenue Code. The notes also will not be treated as "qualified mortgages" under Section 860G(a)(3)(C) of the Internal Revenue Code.

         Prospective investors in the notes should see "Material Federal Income Tax Consequences" and "State and Other Tax Consequences" in the prospectus for a discussion of the application of federal income and state and local tax laws to the issuer and purchasers of the notes.


                              ERISA CONSIDERATIONS

         Any fiduciary or other investor of ERISA plan assets that proposes to acquire or hold the notes on behalf of or with ERISA plan assets of any ERISA plan should consult with its counsel with respect to the potential applicability of the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Internal Revenue Code to the proposed investment. See "ERISA Considerations" in the prospectus.

         Each purchaser of a note, by its acceptance of the note, shall be deemed to have represented that the acquisition of the note by the purchaser does not constitute or give rise to a prohibited transaction under section 406 of ERISA or section 4975 of the Internal Revenue Code, for which no statutory, regulatory or administrative exemption is available. See "ERISA Considerations" in the prospectus.

         The notes may not be purchased with the assets of an ERISA plan if the depositor, the master servicer, the indenture trustee, the owner trustee or any of their affiliates:

         o has investment or administrative discretion with respect to the ERISA plan's assets;

         o has authority or responsibility to give, or regularly gives, investment advice regarding the ERISA plan's assets, for a fee and under an agreement or understanding that the advice will serve as a primary basis for investment decisions regarding the ERISA plan's assets and will be based on the particular investment needs for the ERISA plan; or

         o     is an employer maintaining or contributing to the ERISA plan.


                                LEGAL INVESTMENT

         The notes will not constitute "mortgage related securities" for purposes of SMMEA. Accordingly, many institutions with legal authority to invest in mortgage related securities may not be legally authorized to invest in the notes. No representation is made in this prospectus supplement as to whether the notes constitute legal investments for any entity under any applicable statute, law, rule, regulation or order. Prospective purchasers are urged to consult with their counsel concerning the status of the notes as legal investments for the purchasers prior to investing in notes.


                             METHOD OF DISTRIBUTION

         Subject to the terms and conditions of an underwriting agreement, dated December 14, 2000, Bear, Stearns & Co. Inc., Salomon Smith Barney Inc. and Residential Funding Securities Corporation, as underwriters, have agreed to purchase and the depositor has agreed to sell to each underwriter the principal amount of notes opposite its name in the tables below:




                                                                           PRINCIPAL AMOUNT OF:
                                                    -------------------------------------------------------------------
                    UNDERWRITER                          CLASS A-I-1             CLASS A-I-2          CLASS A-I-3
                    -----------                          -----------             -----------          -----------

Bear, Stearns & Co. Inc............................      $ 36,769,000             $18,799,000           $27,071,000

Salomon Smith Barney Inc...........................      $ 39,768,000             $18,798,000           $27,071,000

Residential Funding Securities Corporation.........      $ 39,768,000             $18,798,000           $27,071,000
                                                         ------------             -----------           -----------
Total..............................................      $116,305,000            $56,395,000           $ 81,213,000
                                                         =============           ===========           ============





                                                                            PRINCIPAL AMOUNT OF:
                                                      ----------------------------------------------------------------
                    UNDERWRITER                           CLASS A-I-4            CLASS A-I-5          CLASS A-I-6
                    -----------                           -----------            -----------          -----------

Bear, Stearns & Co. Inc.............................     $12,434,000           $19,535,000           $23,463,000

Salomon Smith Barney Inc............................     $12,432,000           $19,534,000           $23,461,000

Residential Funding Securities Corporation..........     $12,432,000           $19,534,000           $23,461,000
                                                        ------------          ------------          ------------
Total...............................................
                                                         $37,298,000           $58,603,000           $70,385,000
                                                         ===========           ===========           ===========




                                                                 PRINCIPAL AMOUNT OF:
                                                      --------------------------------------------
                    UNDERWRITER                           CLASS A-I-7            CLASS A-II
                    -----------                        ----------------         -------------
Bear, Stearns & Co. Inc.............................     $ 43,267,000          $ 8,334,000

Salomon Smith Barney Inc............................     $ 43,267,000          $ 8,333,000

Residential Funding Securities Corporation..........     $ 43,267,000          $ 8,333,000
                                                         ------------          -----------
Total...............................................     $129,801,000          $25,000,000
                                                         ============          ===========

         In connection with the notes, the underwriters have agreed, in accordance with the terms and conditions of the underwriting agreement, to purchase all of the notes if any of the notes are purchased thereby.

         The distribution of the underwritten notes by the underwriters may be effected from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of the notes, before deducting expenses payable by the depositor, will be approximately 99.69% of the aggregate principal amount of the notes, plus accrued interest on the notes from the cut-off date.

         The underwriters may effect these transactions by selling the notes to or through dealers, and those dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters for whom they act as agent. In connection with the sale of the notes, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting compensation. The underwriters and any dealers that participate with the underwriter in the distribution of the notes may be deemed to be underwriters and any profit on the resale of the notes positioned by them may be deemed to be underwriting discounts and commissions under the Securities Act.

         It is expected that delivery of the notes will be made only in book-entry form through DTC, Clearstream and Euroclear as discussed in this prospectus supplement, on or about December 21, 2000 against payment in immediately available funds.

         In addition, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the related notes is subject to, among other things, the receipt of legal opinions and to the conditions, among others, that no stop order suspending the effectiveness of the depositor's registration statement shall be in effect, and that no proceedings for that purpose shall be pending before or threatened by the Commission.

         The underwriting agreement provides that the depositor will indemnify the related underwriters and that under limited circumstances the related underwriter will indemnify the depositor against some liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the related underwriter may be required to make for these liabilities.

         There can be no assurance that a secondary market for the notes will develop or, if it does develop, that it will continue. The primary source of information available to investors concerning the notes will be the monthly statements discussed in this prospectus supplement under "Description of the Trust Agreement and Indenture--Reports to Holders" and in the prospectus under "Description of the Securities--Reports to Securityholders,"which will include information as to the outstanding principal amount of the notes. There can be no assurance that any additional information regarding the notes will be available through any other source. In addition, the depositor is not aware of any source through which price information about the notes will be generally available on an ongoing basis. The limited nature of this type of information regarding the notes may adversely affect the liquidity of the notes, even if a secondary market for the notes becomes available.

         Residential Funding Securities Corporation is an affiliate of the depositor.


                                     EXPERTS

         The consolidated financial statements of Ambac Assurance Corporation and subsidiaries, as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 are incorporated by reference in this prospectus supplement and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         Legal matters concerning the notes will be passed upon for the depositor and Residential Funding Securities Corporation by Thacher Proffitt & Wood, New York, New York and for Bear, Stearns & Co. Inc. and Salomon Smith Barney Inc. by Brown & Wood LLP, New York, New York.


                                     RATINGS

         It is a condition to issuance that the notes be rated not less than "Aaa" by Moody's and "AAA" by Standard & Poor's. The depositor has not requested a rating on the notes by any rating agency other than Moody's and Standard & Poor's. However, there can be no assurance as to whether any other rating agency will rate the notes, or, if it does, what rating would be assigned by any other rating agency. A rating on the notes by another rating agency, if assigned at all, may be lower than the ratings assigned to the notes by Moody's and Standard & Poor's. A securities rating addresses the likelihood of the receipt by holders of notes of distributions on the home loans. The rating takes into consideration the structural and legal aspects associated with the notes. The ratings on the notes do not, however, constitute statements regarding the possibility that holders might realize a lower than anticipated yield. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each securities rating should be evaluated independently of similar ratings on different securities.

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                                                         ANNEX I

          GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

         Except in certain limited circumstances, the globally offered Residential Funding Mortgage Securities II, Inc., Home Loan-Backed Notes, Series 2000-HI5, which are referred to as the global securities, will be available only in book-entry form. Investors in the global securities may hold interests in these global securities through any of DTC, Clearstream or Euroclear. Initial settlement and all secondary trades will settle in same day funds.

         Secondary market trading between investors holding interests in global securities through Clearstream and Euroclear will be conducted in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice. Secondary market trading between investors holding interests in global securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

         Secondary cross-market trading between investors holding interests in global securities through Clearstream or Euroclear and investors holding interests in global securities through DTC participants will be effected on a delivery-against-payment basis through the respective depositories of Clearstream and Euroclear, in such capacity, and other DTC participants.

         Although DTC, Euroclear and Clearstream are expected to follow the procedures described below in order to facilitate transfers of interests in the global securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time. Neither the depositor, the master servicer nor the trustee will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their obligations.

         Non-U.S. holders of global securities will be subject to U.S. withholding taxes unless those holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.


INITIAL SETTLEMENT

         The global securities will be registered in the name of Cede & Co. as nominee of DTC. Investors' interests in the global securities will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. Clearstream and Euroclear will hold positions on behalf of their participants through their respective depositories, which in turn will hold such positions in accounts as DTC participants.

         Investors electing to hold interests in global securities through DTC participants, rather than through Clearstream or Euroclear accounts, will be subject to the settlement practices applicable to similar issues of pass-through certificates. Investors' securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

         Investors electing to hold interests in global securities through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period. Interests in global securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

SECONDARY MARKET TRADING

         Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

         Transfers between DTC Participants. Secondary market trading between DTC participants will be settled using the DTC procedures applicable to similar issues of prior mortgage loan backed notes in same-day funds.

         Transfers between Clearstream and/or Euroclear Participants. Secondary market trading between Clearstream participants or Euroclear participants and/or investors holding interests in global securities through them will be settled using the procedures applicable to conventional eurobonds in same-day funds.

         Transfers between DTC seller and Clearstream or Euroclear purchaser. When interests in global securities are to be transferred on behalf of a seller from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant for a purchaser, the purchaser will send instructions to Clearstream or Euroclear through a Clearstream participant or Euroclear participant at least one business day prior to settlement. Clearstream or the Euroclear operator will instruct its respective depository to receive an interest in the global securities against payment. Payment will include interest accrued on the global securities from and including the last distribution date to but excluding the settlement date. Payment will then be made by the respective depository to the DTC participant's account against delivery of an interest in the global securities. After this settlement has been completed, the interest will be credited to the respective clearing system, and by the clearing system, in accordance with its usual procedures, to the Clearstream participant's or Euroclear participant's account. The credit of this interest will appear on the next business day and the cash debit will be back-valued to, and the interest on the global securities will accrue from, the value date, which would be the preceding day when settlement occurred in New York. If settlement is not completed through DTC on the intended value date, i.e., the trade fails, the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

         Clearstream participants and Euroclear participants will need to make available to the respective clearing system the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement from cash on hand, in which case the Clearstream participants or Euroclear participants will take on credit exposure to Clearstream or the Euroclear operator until interests in the global securities are credited to their accounts one day later.

         As an alternative, if Clearstream or the Euroclear operator has extended a line of credit to them, Clearstream participants or Euroclear participants can elect not to pre-position funds and allow that credit line to be drawn upon. Under this procedure, Clearstream participants or Euroclear participants receiving interests in global securities for purchasers would incur overdraft charges for one day, to the extent they cleared the overdraft when interests in the global securities were credited to their accounts. However, interest on the global securities would accrue from the value date. Therefore, the investment income on the interest in the global securities earned during that one-day period would tend to offset the amount of these overdraft charges, although this result will depend on each Clearstream participant's or Euroclear participant's particular cost of funds.

         Since the settlement through DTC will take place during New York business hours, DTC participants are subject to DTC procedures for transferring interests in global securities to the respective depository of Clearstream or Euroclear for the benefit of Clearstream participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the seller settling the sale through a DTC participant, a cross-market transaction will settle no differently than a sale to a purchaser settling through a DTC participant.

         Finally, intra-day traders that use Clearstream participants or Euroclear participants to purchase interests in global securities from DTC participants or sellers settling through them for delivery to Clearstream participants or Euroclear participants should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be available to eliminate this potential condition:

o borrowing interests in global securities through Clearstream or Euroclear for one day, until the purchase side of the intra-day trade is reflected in the relevant Clearstream or Euroclear accounts, in accordance with the clearing system's customary procedures;

o borrowing interests in global securities in the United States from a DTC participant no later than one day prior to settlement, which would give sufficient time for such interests to be reflected in the relevant Clearstream or Euroclear accounts in order to settle the sale side of the trade; or

o staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Clearstream participant or Euroclear participant.

         Transfers between Clearstream or Euroclear seller and DTC purchaser. Due to time zone differences in their favor, Clearstream participants and Euroclear participants may employ their customary procedures for transactions in which interests in global securities are to be transferred by the respective clearing system, through the respective depository, to a DTC participant. The seller will send instructions to Clearstream or the Euroclear operator through a Clearstream participant or Euroclear participant at least one business day prior to settlement. Clearstream or Euroclear will instruct its respective depository, to credit an interest in the global securities to the DTC participant's account against payment. Payment will include interest accrued on the global securities from and including the last distribution date to but excluding the settlement date. The payment will then be reflected in the account of the Clearstream participant or Euroclear participant the following business day, and receipt of the cash proceeds in the Clearstream participant's or Euroclear participant's account would be back-valued to the value date, which would be the preceding day, when settlement occurred through DTC in New York. If settlement is not completed on the intended value date, i.e., the trade fails, receipt of the cash proceeds in the Clearstream participant's or Euroclear participant's account would instead be valued as of the actual settlement date.


CERTAIN U.S. FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

         A beneficial owner of global securities holding securities through Clearstream or Euroclear, or through DTC if the holder has an address outside the U.S., will be subject to the 30% U.S. withholding tax that typically applies to payments of interest, including original issue discount, on registered debt issued by U.S. persons, unless:

o each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between the beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements; and

o the beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

       o        Exemption for Non-U.S. Persons--Form W-8 or Form W-8BEN.
                Beneficial holders of global securities that are Non-U.S. persons can obtain a complete exemption from the withholding tax by filing a signed Form W-8, or Certificate of Foreign Status, or Form W- 8BEN, or Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding. If the information shown on Form W-8 or Form W-8BEN changes, a new Form W-8 or Form W-8BEN must be filed within 30 days of the change. After December 31, 2000, only Form W-8BEN will be acceptable.

       o Exemption for Non-U.S. persons with effectively connected income--Form 4224 or Form W-8ECI. A Non-U.S. person, including a non-U.S. corporation or bank with a U.S. branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form 4224, or Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States, or Form W-8ECI, or Certificate of Foreign Person's Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States.

       o Exemption or reduced rate for Non-U.S. persons resident in treaty countries--Form 1001 or Form W-8BEN. Non-U.S. persons residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate, depending on the treaty terms, by filing Form 1001, or Holdership, Exemption or Reduced Rate Certificate, or Form W-8BEN. Form 1001 or Form W-8BEN may be filed by Bond Holders or their agent. After December 31, 2000, only Form W-8BEN will be acceptable.

       o Exemption for U.S. Persons--Form W-9. U.S. persons can obtain a complete exemption from the withholding tax by filing Form W-9, or Payer's Request for Taxpayer Identification Number and Certification.

         U.S. Federal Income Tax Reporting Procedure. The holder of a global security or, in the case of a Form 1001 or a Form 4224 filer, his agent, files by submitting the appropriate form to the person through whom it holds the security--the clearing agency, in the case of persons holding directly on the books of the clearing agency. Form W-8, Form 1001 and Form 4224 are effective until December 31, 2000. Form W-8BEN and Form W-8ECI are effective until the third succeeding calendar year from the date the form is signed. The term "U.S. person" means:

o            a citizen or resident of the United States;

o a corporation, partnership or other entity treated as a corporation or a partnership for United States federal income tax purposes, organized in or under the laws of the United States or any state thereof, including for this purpose the District of Columbia, unless, in the case of a partnership, future Treasury regulations provide otherwise;

o an estate that is subject to U.S. federal income tax regardless of the source of its income; or

o a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Certain trusts not described in the final bullet of the preceding sentence in existence on August 20, 1996 that elect to be treated as a United States Person will also be a U.S. person. The term "Non-U.S. person" means any person who is not a U.S. person. This summary does not deal with all aspects of U.S. Federal income tax withholding that may be relevant to foreign holders of the global securities. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of the global securities.

MODULE
RFMS20600
   CIK   0000945212
   CCC   alexan$3

                RESIDENTIAL FUNDING MORTGAGE SECURITIES II, INC.



                                  $575,000,000



                             HOME LOAN-BACKED NOTES,

                                 SERIES 2000-HI5





                              PROSPECTUS SUPPLEMENT




                            BEAR, STEARNS & CO. INC.
                              SALOMON SMITH BARNEY
                   RESIDENTIAL FUNDING SECURITIES CORPORATION
                                 UNDERWRITERS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

WE ARE NOT OFFERING THE NOTES OFFERED IN THIS PROSPECTUS SUPPLEMENT IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

Dealers will be required to deliver a prospectus supplement and prospectus when acting as underwriter of the notes offered hereby and with respect to its unsold allotment or subscription. In addition, all dealers selling the notes, whether or not participating in this offering, may be required to deliver a prospectus supplement and prospectus until March 15, 2001.